                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                ATS MEDICAL, INC.

                          SEABISCUIT ACQUISITION CORP.

                              3F THERAPEUTICS, INC.

                                       AND

                         THE STOCKHOLDER REPRESENTATIVE

                          DATED AS OF JANUARY 23, 2006

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                                Table of Contents

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ARTICLE 1 THE MERGER.....................................................     1
   1.1     The Merger....................................................     1
   1.2     Effective Time of the Merger..................................     1
   1.3     Effects of the Merger.........................................     2
   1.4     Closing.......................................................     2
   1.5     Certificate of Incorporation..................................     2
   1.6     Bylaws........................................................     2
   1.7     Directors and Officers........................................     2

ARTICLE 2 CONVERSION OF SECURITIES.......................................     2
   2.1     Consideration for the Merger..................................     2
   2.2     Escrow........................................................     4
   2.3     Net Operating Assets Adjustment...............................     5
   2.4     Dissenting Shares.............................................     7
   2.5     Exchange Procedures...........................................     7
   2.6     No Further Rights in Company..................................     9
   2.7     No Fractional Shares of Parent Common Stock...................    10
   2.8     Lost Certificates.............................................    10
   2.9     Withholding Rights............................................    10
   2.10    Further Assurances............................................    10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    11
   3.1     Corporate Organization and Power..............................    11
   3.2     Certificate of Incorporation of Company; No Subsidiaries......    11
   3.3     Authorization.................................................    11
   3.4     Capitalization of the Company.................................    12
   3.5     Non-Contravention.............................................    13
   3.6     Consents and Approvals........................................    13
   3.7     Joint Proxy Statement; Registration Statement; Other
           Information...................................................    13
   3.8     Financial Statements; Undisclosed Liabilities.................    14
   3.9     Absence of Certain Changes....................................    15
   3.10    Assets and Properties.........................................    16
   3.11    Manufacturing and Marketing Rights............................    17
   3.12    FDA and Regulatory Matters....................................    17
   3.13    Reimbursement/Billing.........................................    19
   3.14    Compliance with Applicable Laws...............................    20
   3.15    Compliance Program............................................    20
   3.16    Permits.......................................................    21
   3.17    Inventories...................................................    21
   3.18    Receivables; Payables.........................................    21
   3.19    Grants, Incentives and Subsidies..............................    21
   3.20    Litigation....................................................    22


                                       i

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                                Table of Contents
                                  (continued)

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   3.21    Contracts.....................................................    22
   3.22    Benefit Plans.................................................    24
   3.23    Labor and Employment Matters..................................    28
   3.24    Intellectual Property.........................................    30
   3.25    Environmental Compliance......................................    31
   3.26    Insurance.....................................................    33
   3.27    Tax Matters...................................................    33
   3.28    Bank Accounts; Powers of Attorney.............................    36
   3.29    Orders, Commitments and Returns...............................    36
   3.30    Product Liability Claims......................................    36
   3.31    Warranties....................................................    36
   3.32    Relations with Suppliers and Customers........................    37
   3.33    Indemnification Obligations...................................    37
   3.34    Absence of Certain Business Practices.........................    37
   3.35    Brokers.......................................................    37
   3.36    Minute Books..................................................    38
   3.37    Approval of Merger............................................    38
   3.38    Affiliate Letters.............................................    38
   3.39    Opinion of the Company's Financial Advisor....................    38
   3.40    Investigation by Parent.......................................    38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
          SUBSIDIARY.....................................................    38
   4.1     Organization and Qualification................................    39
   4.2     Authorization.................................................    39
   4.3     Capitalization................................................    39
   4.4     Valid Issuance of Parent Common Stock.........................    40
   4.5     Non-Contravention.............................................    40
   4.6     Consents and Approvals........................................    40
   4.7     Parent SEC Documents; Financial Reports.......................    41
   4.8     Joint Proxy Statement; Registration Statement; Other
           Information...................................................    42
   4.9     FDA and Regulatory Matters....................................    42
   4.10    Reimbursement/Billing.........................................    43
   4.11    Compliance with Applicable Laws...............................    44
   4.12    Compliance Program............................................    45
   4.13    Contracts.....................................................    45
   4.14    Benefit Plans.................................................    45
   4.15    Tax Matters...................................................    47
   4.16    Disclosure....................................................    48
   4.17    Brokers.......................................................    48
   4.18    Investigation by Company......................................    48
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                                       ii

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                                Table of Contents
                                  (continued)

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ARTICLE 5 COVENANTS......................................................    48
   5.1     Conduct of the Business.......................................    48
   5.2     Company's Agreements as to Specified Matters..................    49
   5.3     Full Access...................................................    50
   5.4     Confidentiality...............................................    51
   5.5     Filings; Consents; Removal of Objections......................    51
   5.6     Further Assurances; Cooperation; Notification.................    52
   5.7     Joint Proxy Statement; Registration Statement.................    52
   5.8     Stockholder Meetings or Communication with Stockholders.......    53
   5.9     Update Disclosure; Breaches...................................    54
   5.10    No Solicitation...............................................    55
   5.11    Public Announcements..........................................    55
   5.12    Preparation of Tax Returns: Tax Matters.......................    55
   5.13    Repayment of Related Party Indebtedness.......................    57
   5.14    State Takeover Statutes.......................................    57
   5.15    Stockholder Litigation........................................    57
   5.16    NASDAQ Listing................................................    57
   5.17    Notice of Breach..............................................    57
   5.18    Parent Board Seat.............................................    58
   5.19    Incentive Program for Continuing Employees....................    58
   5.20    Issuance of Milestone Consideration...........................    59
   5.21    Recovery of Edwards Holdback Amount...........................    60
   5.22    Stockholder Approvals; Delivery of Certain Agreements.........    60
   5.23    Affiliate Letters.............................................    61
   5.24    General Restrictions on Transfer of Parent Common Stock.......    61
   5.25    Company 401(k) Plan...........................................    62
   5.26    Company Options...............................................    62
   5.27    Amendment to Certain Agreements...............................    63

ARTICLE 6 CONDITIONS TO PARENT'S AND MERGER SUBSIDIARY'S OBLIGATIONS.....    63
   6.1     Representations and Warranties True...........................    63
   6.2     Performance...................................................    63
   6.3     Filed Certificate of Merger...................................    63
   6.4     Required Approvals and Consents...............................    63
   6.5     No Proceeding or Litigation...................................    64
   6.6     Legislation...................................................    64
   6.7     No Material Adverse Effect....................................    64
   6.8     Certificates..................................................    64
   6.9     Other Receipts; Good Standing.................................    64
   6.10    Opinions of Company Counsel...................................    64
   6.11    Escrow Agreement..............................................    64
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                                      iii

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                                Table of Contents
                                  (continued)

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   6.12    Exchange Agreement............................................    65
   6.13    Share Transfer Restriction Agreements.........................    65
   6.14    Estimated Reduction Amount Certificate........................    65
   6.15    Dissenting Shares.............................................    65
   6.16    Resignation and Release.......................................    65
   6.17    Tax Withholding Forms.........................................    65
   6.18    Cancellation of Options and Warrants..........................    65
   6.19    Affiliates' Letters...........................................    65

ARTICLE 7 CONDITIONS TO COMPANY'S OBLIGATIONS............................    65
   7.1     Representations and Warranties True...........................    65
   7.2     Performance...................................................    66
   7.3     Filed Certificate of Merger...................................    66
   7.4     Corporate Approvals...........................................    66
   7.5     No Proceeding or Litigation...................................    66
   7.6     Legislation...................................................    66
   7.7     No Material Adverse Effect....................................    66
   7.8     Certificates..................................................    66
   7.9     Other Receipts; Good Standing.................................    66
   7.10    Opinion of Parent Counsel.....................................    67
   7.11    Escrow Agreement..............................................    67
   7.12    Exchange Agreement............................................    67
   7.13    NASDAQ Listing................................................    67

ARTICLE 8 TERMINATION....................................................    67
   8.1     Methods of Termination........................................    67
   8.2     Procedure Upon Termination....................................    68
   8.3     Effect of Termination.........................................    68

ARTICLE 9 SURVIVAL AND INDEMNIFICATION...................................    69
   9.1     Survival......................................................    69
   9.2     Indemnification by Stockholders...............................    69
   9.3     Indemnification by Parent.....................................    70
   9.4     Claims for Indemnification....................................    70
   9.5     Indemnification Limits........................................    72
   9.6     Right of Set-Off..............................................    73
   9.7     Expenses of Stockholder Representative........................    73

ARTICLE 10 ARBITRATION...................................................    74
   10.1    Dispute.......................................................    74
   10.2    Mediation.....................................................    74
   10.3    Arbitration...................................................    74
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                                Table of Contents
                                   (continued)

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ARTICLE 11 DEFINITIONS...................................................    75
   11.1    Definitions...................................................    75

ARTICLE 12 MISCELLANEOUS.................................................    90
   12.1    Notices.......................................................    90
   12.2    Amendments; No Waivers........................................    91
   12.3    Expenses......................................................    92
   12.4    Successors and Assigns........................................    92
   12.5    Governing Law.................................................    92
   12.6    Counterparts; Effectiveness...................................    92
   12.7    Entire Agreement..............................................    92
   12.8    Captions......................................................    92
   12.9    Severability..................................................    92
   12.10   Construction..................................................    92
   12.11   Cumulative Remedies...........................................    93
   12.12   Third Party Beneficiaries.....................................    93
   12.13   Appointment of Stockholder Representative; Enforcement of
           Rights, Benefits and Remedies.................................    93

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 23, 2006, is entered into by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), 3F Therapeutics, Inc., a Delaware corporation (the "Company"), and Boyd D. Cox, as Stockholder Representative (the "Stockholder Representative" and, together with Parent, Merger Subsidiary and the Company, the "Parties").

     WHEREAS, the Board of Directors of each of the Company, Parent and Merger Subsidiary have (i) determined that the Merger is fair and in the best interests of their respective stockholders and (ii) approved the merger of Merger Subsidiary with and into the Company, with the Company surviving, in accordance with the terms and conditions of this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and this Agreement is to be treated as a plan of reorganization within the meaning of said Section 368(a); and

     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Merger Subsidiary and the Stockholder Representative hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, in accordance with the Delaware General Corporate Law (the "DGCL"), at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of Merger Subsidiary shall thereupon cease and the Company shall succeed to and assume all of the rights and obligations of Merger Subsidiary in accordance with DGCL. As a result of the Merger, the Company will continue as a wholly owned subsidiary of Parent. The name of the Surviving Corporation shall be the name of the Company.

1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated on the close of business on the Closing Date by filing a certificate of merger of the Company and Merger Subsidiary, or other appropriate documents, with the Secretary of State of the State of Delaware (the "Certificate of Merger") in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective at the close of business on the Closing Date or, if later, such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as the Parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Closing. Upon the terms and subject to the conditions set forth in Articles 6 and 7 and the termination rights set forth in Article 8, the closing (the "Closing") will take place at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Suite 3300, Minneapolis, MN 55402, at 10:00 a.m. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Articles 6 and 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to by the Parties (the date of the Closing, the "Closing Date").

1.5 Certificate of Incorporation. In connection with the Merger and at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to read substantially in the form of the Certificate of Incorporation of Merger Subsidiary until duly amended in accordance with the terms thereof and of the DGCL.

1.6 Bylaws. In connection with the Merger and at the Effective Time, the bylaws of the Company shall be amended to read substantially in the form of the bylaws of Merger Subsidiary until duly amended in accordance with the terms thereof and of the DGCL.

1.7 Directors and Officers. The persons who shall serve as the directors of the Surviving Corporation and the persons who shall serve as the officers of the Surviving Corporation after the Effective Time shall be the persons indicated on Schedule 1.7, attached hereto, until their respective successors are duly elected and qualified.

                                    ARTICLE 2
                            CONVERSION OF SECURITIES

2.1 Consideration for the Merger. Subject to the terms and conditions of this Agreement and the DGCL, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Subsidiary or any Stockholder:

     (a) Treasury Stock. All shares of Company Capital Stock that are held by the Company as treasury stock or that are owned by the Company, Parent or any of its subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties) immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

     (b) Company Capital Stock. Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares) shall be canceled and converted into, and become a right to receive, deliverable upon surrender of the certificate representing such share as provided in Section 2.5 below:

          (i) at the Effective Time, such number of fully paid and nonassessable shares of Parent Common Stock equal to the Closing Ratio (the aggregate number of such shares, plus the Escrow Shares and Reduction Shares, the "Initial Merger Consideration"), rounded down, as to each Stockholder, to the nearest whole share after giving effect to the conversion of all shares of Company Common Stock into such consideration (for purposes of clarity, the parties hereto acknowledge that, at the Effective Time, the Stockholders' shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into, and become a right to receive, subject to the terms conditions set forth in this Agreement and the Escrow Agreement, the Initial Merger Consideration);

          (ii) unless and until the earlier of (A) the date of expiration of the Contingent Period, and (B) such date as all of the Total Contingent Shares have either been issued pursuant hereto and/or set-off in accordance with Section 9.6 hereof, and, in either case, subject to Section 5.20 (Issuance of Milestone Consideration), Section 5.21 (Recovery of Edwards Holdback Amount), and Section 9.6 (Right to Set-Off), as of each Milestone Date, such number of fully paid and nonassessable shares of Parent Common Stock as is equal to the Milestone Ratio (all of the shares of Parent Common Stock issuable pursuant to this
               Section 2.1(b)(ii) are collectively referred to herein as the "Milestone Consideration"), rounded down, as to each Stockholder, to the nearest whole share after giving effect to the conversion of all shares of Company Common Stock into such consideration.

          At the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except the right to receive the applicable portion of the Merger Consideration to be issued in consideration therefor plus cash for any fractional shares of Parent Common Stock as provided in
          Section 2.7. Notwithstanding the foregoing, the Parties agree that a portion of the Initial

          Merger Consideration payable to the Stockholders pursuant to this
          Section 2.1(b) for their shares of Company Capital Stock will be held in escrow pursuant to the terms and conditions of Section 2.2 of this Agreement. The total Merger Consideration shall not, in any case, exceed nineteen million (19,000,000) shares of Parent Common Stock, which shares of Parent Common Stock are comprised of up to nine million (9,000,000) shares issued as Initial Merger Consideration and up to ten million (10,000,000) shares issued as Milestone Consideration, in each case with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof.

     (c) Company Stock Options and Company Warrants. The Company shall require that all Company Stock Options and Company Warrants will be canceled unless exercised no later than immediately prior to the Effective Time and that all shares of Company Preferred Stock shall be converted into shares of Company Common Stock as of immediately prior to and conditional upon the occurrence of the Effective Time.

     (d) Capital Stock of Merger Subsidiary. Each issued and outstanding share of capital stock of Merger Subsidiary outstanding as of immediately prior to the Effective Time shall be canceled and converted into and become one (1) share of the common stock, par value $0.01 per share, of the Surviving Corporation.

2.2 Escrow. At the Closing, Parent shall deposit, or cause to be deposited, with the escrow agent (the "Escrow Agent"), for the benefit of the Stockholders, a certificate (issued in the name of the Escrow Agent or its nominee) representing 900,000 fully paid and nonassessable shares of Parent Common Stock (the "Escrow Shares"), which Escrow Shares represent ten percent (10%) of the Initial Merger Consideration. The Escrow Shares shall be delivered to the Escrow Agent for following purposes: (a) securing and satisfying the indemnification obligations of the Stockholders as set forth in Article 9 of this Agreement; (b) to satisfy the payment obligation, if any, of Stockholders under Section 2.3 of this Agreement; and (c) to provide a means for parent to exercise its set-off rights pursuant to
     Section 5.21 (Recovery of Edwards Holdback Amount). The Escrow Shares shall be held and disposed of in accordance with the terms and conditions of this Agreement and the Escrow Agreement, in a form reasonably acceptable to the parties thereto (the "Escrow Agreement"), to be entered into at the Effective Time, by and among Parent, the Stockholder Representative and the Escrow Agent. The Escrow Shares shall be deemed deducted on a pro rata basis from the Initial Merger Consideration each of the Stockholders would otherwise have been entitled to receive as part of the Initial Merger Consideration for their shares of Company Capital Stock at the Effective Time pursuant to Section 2.1(b)(i), and, subject to the provisions of this Agreement and the Escrow Agreement. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party. Approval of this Agreement and the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow, and the approval of the appointment of the Stockholder Representative.

     The Escrow Shares shall not be distributed to the Stockholders until at least eighteen (18) months after the Effective Time and shall only be distributed in accordance with the terms and conditions of this Agreement and the Escrow Agreement (the actual date the Escrow Shares are distributed is referred to as the "Distribution Date"). In the event that Parent shall have asserted, prior to the Distribution Date, a claim for indemnification pursuant to Article 9, Parent and the Stockholder Representative shall endeavor in good faith to determine a reasonable estimate of the maximum amount of such claim, which claim shall be set off in accordance with
     Section 9.6 and the Escrow Agreement, and shall instruct the Escrow Agent to deliver any excess amount of Escrow Shares to the Exchange Agent for distribution to the Stockholders in accordance with the Exchange Agreement. Upon Final Resolution of the indemnification claim(s), there shall be returned to Parent that number of Escrow Shares equal to the quotient of the aggregate claim(s) being so paid divided by the Average Market Price, but appropriately adjusted in the event that there occurs any stock dividend, stock split, or similar event with respect to the Parent Stock after the Effective Time, and the Escrow Shares will be deemed permanently reduced and released from escrow and automatically returned to the status of authorized and unissued shares of Parent capital stock and such Escrow Shares shall not be available for distribution to the Stockholders, all in accordance with the terms of the Escrow Agreement.

2.3  Net Operating Assets Adjustment.

     (a) Between the date of this Agreement and the Closing, the Parties agree to meet and review in good faith, among other matters, the following information: (i) a financial operating report (presented by calendar month from and after December 1, 2005), including a review of the previous month's balance sheet and profit and loss statement, as well as a comparison of the actual net operating assets calculated using the same lines items and financial data as used to calculate Projected Net Operating Assets reflected in the Operating Budget (the "Actual Net Operating Assets") against Projected Net Operating Assets (as reflected in the Operating Budget), with reasonably specific information as to the sources and uses thereof, (ii) the status of Model 1000 commercialization efforts, (iii) the commercialization status of Enable and development efforts for Entrata, and (iv) the clinical and regulatory status of Enable and Entrata, (v) a review of the status of matters relating to Intellectual Property (including without limitation prosecution and registration), and (vi) such other matters as either party may reasonably request. The Parties shall hold such meetings at least once each calendar month (each such meeting, a "Monthly Meeting"). The Parties will hold the final Monthly Meeting not less than five (5) Business Days but no more than ten (10) Business Days prior to the Closing Date, and in addition to the foregoing, shall consider the amount of any Reduction Amount (and resulting Reduction Shares). Following the final Monthly Meeting, but at least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement containing (y) its good faith estimate of the amount, if any, by which Projected Net Operating Assets exceeds Actual Net Operating Assets, setting forth the specific reasons for such excess (such excess, the "Estimated Reduction

          Amount"), and (z) a statement signed by the Company's Chief Executive Officer and Chief Financial Officer certifying that, except as described in the Estimated Reduction Amount, the Company has been operated in accordance with the Operating Budget (the "Estimated Reduction Amount Certificate").

     (b) Within thirty (30) days after the Closing Date, Parent shall deliver to the Stockholder Representative a closing date balance sheet prepared in accordance with GAAP applied on a consistent basis and consistent with the past accounting practices of Company (the "Closing Date Balance Sheet"), setting forth, among other things, any proposed adjustments to the Estimated Reduction Amount. If Parent fails to deliver a Closing Date Balance Sheet within such thirty- (30-) day period, Parent shall be deemed to have accepted and agreed to the Estimated Reduction Amount.

     (c) If the Closing Date Balance Sheet is either (i) accepted in writing by the Stockholder Representative, or (ii) is not disputed in writing by the Stockholder Representative within ten (10) days of the delivery of the Closing Date Balance Sheet by the delivery of a written report setting forth in reasonable detail any proposed adjustments to the Closing Date Balance Sheet (the "Dispute Notice"), the Parties shall be deemed to have mutually accepted and agreed to the Closing Date Balance Sheet.

     (d) If the Stockholder Representative timely delivers the Dispute Notice to Parent, and Parent and the Stockholder Representative are unable to resolve such dispute within five (5) days following the delivery of the Dispute Notice, the dispute shall be resolved in accordance with the provisions set forth in Section 10.3. "Actual Reduction Amount" means the amount, if any, by which Projected Net Operating Assets exceeds Actual Net Operating Assets as finally determined by the parties, through arbitration or otherwise.

     (e) If the Actual Reduction Amount exceeds the Estimated Reduction Amount, then such excess shall be payable to Parent solely through the Escrow Agent's delivery to Parent of a number of Escrow Shares with a value that is equal to the Adjustment Amount divided by the Parent Closing Share Price, rounded down to the nearest whole share. Upon determination of such number of Escrow Shares, such shares shall automatically be deemed to return to the status of authorized and unissued shares of Parent capital stock.

     (f) If the Estimated Reduction Amount exceeds the Actual Reduction Amount (such excess, or the Estimated Reduction Amount, whichever is the lesser), then a number of shares of Parent Common Stock equal to the Adjustment Amount divided by the Parent Closing Share Price, rounded down to the nearest whole share, shall be deposited with the Exchange Agent for distribution to the Stockholders in accordance with the terms of the Exchange Agreement. The adjustment amount determined in accordance with either subsection 2.3 (e) or (f) as applicable shall be referred to as the "Adjustment Amount."

     (g)  If applicable, the decision of an arbitrator engaged pursuant to
          Section 2.3(d) shall be final and binding on the Stockholder Representative and Parent. The fees, costs and expenses of the arbitrator shall be borne by the Stockholders, and released to Parent from the Escrow Account, at the Parent Closing Share Price, if the Actual Reduction Amount, as finally determined by the arbitrator, is ten percent (10%) or more than the Estimated Reduction Amount (such amount to be borne by the Stockholders, the "Arbitrator Fee"); otherwise, such fees, costs and expenses shall be borne by Parent.

     (h) Notwithstanding any other provision in this Agreement to the contrary, in no event will the Initial Merger Consideration aggregate to more than nine million (9,000,000) shares of Parent Common Stock (including Escrow Shares deposited into escrow with the Escrow Agent on the Closing Date) (with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof and prior to the Effective Time).

2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent (if at all) that holders of Company Capital Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive from the Company such consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder will have failed to perfect or will effectively withdraw or lose his, her or its right to appraisal and payment under each of the DGCL, such holder's shares of Company Capital Stock will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares will not be deemed to be Dissenting Shares. The Company will give Parent (a) prompt notice of any notices or demands for appraisal or payment for shares of Company Capital Stock received by the Company prior to the Closing and
     (b) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices. Prior to the Closing, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands.

2.5  Exchange Procedures.

     (a) At or prior to the Effective Time, Parent shall appoint Wells Fargo Bank, N.A. to serve as the exchange agent hereunder (the "Exchange Agent"). Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Capital Stock (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares), (i) at the Effective Time, a number of shares of Parent Common Stock equal to the Closing Date Shares, (ii) on or immediately prior to the Distribution Date and subject to the terms of this Agreement and the Escrow Agreement, the remaining Escrow Shares, if any, and, if applicable
          (iii) within
          two (2) Business Days of each Milestone Date, a number of shares of Parent Common Stock equal to that portion of the Milestone Consideration payable in connection with such Milestone Date (such shares being hereafter referred to as the "Exchange Fund") pursuant to the terms of this Agreement and an agreement among Parent, the Company and the Exchange Agent, in a form reasonably acceptable to the parties thereto (the "Exchange Agreement"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.5(e), the Exchange Fund must not be used for any other purpose. Parent shall pay the fees and expenses of the Exchange Agent, and Parent will indemnify the Exchange Agent against actions taken by the Exchange Agent pursuant to this Agreement and the Exchange Agreement, other than for acts or omissions which constitute willful misconduct or gross negligence.

     (b) As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Company Certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares) of Company Capital Stock (i) a form of letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable portion of the Merger Consideration into which the number of shares of Company Capital Stock previously represented by such Company Certificates will have been converted pursuant to this Agreement.

     (c) Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Company Certificate will be entitled to receive in exchange therefor the applicable portion of the Merger Consideration for each share of Company Capital Stock formerly represented by such Company Certificate and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.7, to be distributed within five (5) days of (i) the Closing Date, (ii) on the Distribution Date and subject to the terms of this Agreement and the Escrow Agreement, the remaining Escrow Shares, if any, and, if applicable (iii) a Milestone Date, in each case after giving effect to any required tax withholding and without interest, and the Company Certificate so surrendered will immediately be canceled. In the event of a transfer of ownership of shares of Company Capital Stock prior to the Effective Time which is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration may be issued to a transferee if the Company Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Company Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby.

     (d) Following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this
          Section 2.5. From and after the Effective Time, holders of Company Certificates will cease to have any rights as stockholders of the Company, except as provided by law.

     (e) To the extent permitted by applicable law, any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Capital Stock six (6) months after (i) the Effective Time as to those Shares referenced in Section 2.5(a)(i), (ii) the Distribution Date as to the remaining Escrow Shares, if any, and, if applicable or (iii) a Milestone Date, as applicable, will be delivered to Parent, upon demand, and any holders of shares of Company Capital Stock who have not theretofore complied with this Article 2 must thereafter look only, as general creditors, to Parent for the Merger Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Capital Stock two (2) years after (i) the Effective Time, (ii) the Distribution Date and, if applicable
          (iii) a Milestone Date, as applicable (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity), will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (f) Notwithstanding Section 2.1, none of the Exchange Agent, Parent, the Company, Merger Subsidiary or the Surviving Corporation will be liable to any holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6 No Further Rights in Company. All shares of Parent Common Stock issued, and all cash paid for fractional shares of Parent Common Stock, to the Stockholders upon conversion of shares of Company Capital Stock in accordance with the terms of this Article 2 shall be deemed to have been issued or paid in full satisfaction of all obligations of Parent and the Company pertaining to the shares of Company Capital Stock.

2.7 No Fractional Shares of Parent Common Stock. No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. In lieu of any such fractional share, Parent shall cause the Exchange Agent to pay each holder of Company Capital Stock that would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Company Capital Stock (determined after taking into account all shares of Company Capital Stock delivered by such holder), upon such surrender, cash (without interest) in an amount equal to such holder's proportionate interest in the value of the Excess Shares pursuant to the terms hereof. In determining the amount payable to all holders of Company Capital Stock, Parent shall determine the excess of (i) the number of full shares of Parent Capital Stock issuable pursuant to this Agreement, over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to Stockholders (such excess, the "Excess Shares"), and Parent shall calculate the value of the Excess Shares based upon the Parent Closing Share Price or the Parent Milestone Share Price, as and if applicable. The Exchange Agent shall make available such amounts to such holders of Company Certificates formerly representing Shares subject to and in accordance with the terms of
     Section 2.5(c).

2.8 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the Company Capital Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7).

2.9 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent. On or prior to Closing, each Stockholder shall provide Parent with IRS Form W-9, Form W-8BEN, Form W-8ECI, or other applicable form, establishing exemption from any backup or income Tax withholding on the Merger Consideration.

2.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to Parent and Merger Subsidiary to enter into this Agreement, with the understanding that Parent and Merger Subsidiary will be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to Parent and Merger Subsidiary that except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the "Disclosure Schedule"), the statements contained in this Article 3 are true and correct as to the date of this Agreement and, subject to Section 5.9, will be true and correct as of the Closing Date. The Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 3, and disclosure in one section of the Disclosure Schedule shall constitute disclosure for all sections of the Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent.

3.1 Corporate Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate the assets and properties of the Company as now owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by the Company or the nature of the business conducted by the Company requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is qualified or licensed to do business as a foreign corporation only in the State of California.

3.2 Certificate of Incorporation of Company; No Subsidiaries. The Company has heretofore delivered to Parent complete and accurate copies of its Certificate of Incorporation and Bylaws, as currently in effect. The Company does not, directly or indirectly, own or control or has any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture or other business association or entity.

3.3 Authorization. The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to obtaining the necessary approval of its stockholders with respect to the Merger, to carry out the transactions contemplated herein. The Board of Directors of the Company has taken, and prior to the Closing the Stockholders will have taken, all action required by law, the Company's Certificate of Incorporation and Bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated herein and no other corporate proceedings on the part of the Company or any Subsidiary are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of holders of at least: (a) a majority of the outstanding shares of Company Capital Stock, voting together as a single class; and (b) sixty-seven percent (67%) of the outstanding shares of Company Preferred Stock, voting separately as a class, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and to consummate the Merger. This Agreement has been, and each of the agreements, if any, required by Article 6 to be entered into by the Company, will be, duly and validly executed and delivered by the Company and constitute or, upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with the respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.4 Capitalization of the Company. The authorized capital stock of the Company consists of (a) 35,000,000 shares of Company Common Stock, 4,886,480 shares of which are issued and outstanding; (b) 1,875,000 shares of Series A Preferred Stock, par value $.001 per share, all of which shares are issued and outstanding, (c) 3,416,668 shares of Series B Preferred Stock, par value $.001 per share, all of which shares are issued and outstanding, (d) 900,000 shares of Series C Preferred Stock, par value $.001 per share, all of which shares are issued and outstanding, (e) 3,842,708 shares of Series D Preferred Stock, par value $.001 per share, 3,719,631 shares of which are issued and outstanding, and (f) 8,888,889 shares of Series E Preferred Stock, par value $.001 per share, 2,666,667 shares of which are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding shares of Company Capital Stock are owned (of record) solely by the Stockholders in the exact amounts and in the exact percentages on a fully converted basis as set forth in the Disclosure Schedule. There are 135,667 shares of Company Common Stock reserved for future issuance pursuant to Company Stock Plans, 1,020,866 shares subject to outstanding Company Stock Options, 183,321 shares of Company Common Stock subject to certain outstanding Company Warrants identified in Section 3.4 of the Disclosure Schedule and 205,128 shares of Senior D Preferred stock subject to the remaining Company Warrants identified in of Section 3.4 of the Disclosure Schedule, and all such Company Stock Options and Company Warrants are held (of record) solely by the holders and in the exact amounts, as set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no other outstanding (w) shares of capital stock or other voting securities of the Company, (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (y) options, warrants, conversion privileges, rights of first refusal, contracts, understandings, agreements or other rights to purchase or acquire from the Company, and, no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (z) equity equivalent interests in the ownership or earnings of the Company or other similar rights (collectively, "Company

     Securities"). Except as set forth in the Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in the Disclosure Schedule, there are no agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

3.5 Non-Contravention. Neither the execution, delivery and performance by the Company of this Agreement nor the consummation of the transactions contemplated herein will (a) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company or any of the Company's assets, (c) result in the creation or imposition of any Lien on any of the Company's assets, other than Permitted Liens, or (d) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which the Company is a party, or by which any of its properties or assets may be bound, except in any case under clause (b) or clause (d) of this Section 3.5 where such conflicts or other occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.6 Consents and Approvals. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity, including without limitation any Governmental Authority or Person, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein, other than the requirements of the DGCL for filing of appropriate documents to effect the Merger, the consent of the stockholders of the Company and the consent of the third parties to Contracts to which the Company is a party which Contracts are identified in Section 3.6 of the Disclosure Schedule. There are no facts relating to the identity or circumstances of the Company that would prevent or materially delay obtaining any of the Consents.

3.7 Joint Proxy Statement; Registration Statement; Other Information. The material, information, financial statements and exhibits with respect to the Company and supplied by the Company to Parent (and its legal counsel and accounting advisors ) for inclusion into the joint proxy statement prepared by Parent and included as part of the Registration Statement (such proxy statement/prospectus, together with written consent resolutions and any letter or other materials to the Stockholders included therein are referred to in this Agreement as the "Joint Proxy Statement") shall not, at the time the Joint Proxy Statement is first mailed or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Joint Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to any information regarding the Parent, Merger Subsidiary or any Affiliate of the Parent or Merger Subsidiary that is contained or incorporated by reference in the Joint Proxy Statement.

3.8  Financial Statements; Undisclosed Liabilities.

     (a) The Company has delivered to Parent true, correct and complete copies of (i) the unaudited balance sheet, as of November 30, 2005 of the Company and the Subsidiaries (the "Latest Balance Sheet") and the unaudited statements of income, stockholders' equity and cash flows of the Company for the eleven-month period ended November 30, 2005 (such statements of income, stockholders' equity and cash flows and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (ii) the audited balance sheet, as of December 31, 2002, 2003 and 2004 of the Company and the related audited statements of income, stockholders' equity and cash flows of the Company for each of the years ended December 31, 2002, 2003 and 2004 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly and accurately present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis and consistent with the past accounting practices of the Company. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required for compliance with GAAP), on a basis consistent with the Annual Financial Statements, subject to normal recurring year-end adjustments. The Company's internal controls and procedures are sufficient to ensure that the Latest Financial Statements and the Annual Financial Statements are accurate in all material respects.

     (b) Except as set forth in the Disclosure Schedule, all accounts, books and ledgers related to the business of the Company are properly kept, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth in the Disclosure Schedule, the Company does not have any of its records, systems, controls, data, or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company.

     (c) Except as and to the extent reflected in the Latest Balance Sheet, the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities of not more than Two Million Five Hundred Thousand Dollars ($ 2,500,000) in the aggregate that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, consistent with past custom and practice (none of which is a liability for breach of contract, breach of warranty, violation of Applicable Law, tort, infringement, claim or lawsuit), (ii) liabilities disclosed on Section
          3.8 of the Disclosure Schedule, or (iii) Liabilities under Contracts set forth on Section 3.21 of the Disclosure Schedule.

3.9 Absence of Certain Changes. Except as otherwise authorized by this Agreement, since November 30, 2005, the Company has owned and operated its assets, properties and businesses in the ordinary course of business and consistent with past practice and there has not been:

     (a) to the Company's knowledge, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

     (b) except as set forth in the Disclosure Schedule, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company (other than any wholly-owned subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

     (c) any split, combination or reclassification of any of its capital stock;

     (d) except as set forth in the Disclosure Schedule, any amendment of any provision of the Certificate of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company;

     (e) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

     (f) any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in GAAP and concurred with by the Company's independent public accountants;

     (g) issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Plans, Company Stock Options or Company Warrants in the ordinary course of business and consistent with past practice;

     (h) acquisition or disposition of assets material to the Company, taken as a whole, except for sales of inventory in the ordinary course of business consistent with past practice, any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by the Company;

     (i) any creation or assumption by the Company of any Lien, other than Permitted Liens;

     (j) any individual capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the ordinary course of business;

     (k) any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

     (l) any material increase in the base salary of any officer or employee of the Company;

     (m) except as set forth in the Disclosure Schedule, any adoption, amendment, modification, or termination of any Benefit Plan or any other bonus, profit-sharing, incentive, severance or other similar plan for the benefit of any of its directors, officers or employees;

     (n) entry by the Company into any joint venture, partnership or similar agreement with any person;

     (o) any filing of any amended Tax Return, settlement of any Tax claim or assessment relating to the Company, payment of any estimated Taxes in excess of $10,000, change in method of Tax accounting, or consent to the extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes; or

     (p) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

3.10 Assets and Properties.

     (a) The Company has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties, including, but not limited to, all of the machinery, equipment, terminals, computers, vehicles, and all other assets and properties (real, personal or mixed, tangible or intangible) reflected in the Latest Balance Sheet and all of the assets purchased or otherwise acquired since the date of the Latest Balance Sheet, except those assets and properties disposed of in the ordinary course of business after the date of the Latest Balance Sheet. The Company holds title to each such owned property and owned asset free and clear of all Liens, except Permitted Liens.

     (b) To the Company's knowledge, (i) the current use and operation of all real property is in compliance with all Applicable Laws (including without limitation laws relating to parking, zoning and land use) and public and private covenants and restrictions, (ii) the Company has not received any written notice of non-compliance with any Applicable Laws and (iii) utilities, access and parking, if any, for each such real property are adequate for the current use and operation of each such real property. To the Company's knowledge, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws, which could materially detrimentally affect the use or operation of any real property, nor has the Company received any notice of any special assessment proceedings affecting the real property, or applied for any change to the zoning or land use status of the real property. To the Company's knowledge, the Company has obtained all licenses, permits, approvals, easements and rights of way (and all such items are currently in full force and effect) required from any Governmental Authority having jurisdiction over each real property or from private parties for the current use and operation of each real property. The Company is not a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

3.11 Manufacturing and Marketing Rights. Except as set forth in the Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell the Product to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell the Product.

3.12 FDA and Regulatory Matters.

     (a) The Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its products in jurisdictions where it currently conducts such activities with respect to each product (collectively, the "Company Licenses"). The Company is in compliance in all material respects with the terms and conditions of each Company License. The Company is in compliance in all material respects with all Applicable Laws regarding registration, license, certification for each site at which a product is manufactured, labeled, sold, or distributed. To the extent any product has been exported from the United States, the Company has exported such product in compliance in all material respects with Applicable Laws. All manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with the applicable Quality Systems regulations of the FDA and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries where compliance is required. All non-clinical laboratory studies of products sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA's good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries. The Company is in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under Applicable Law. The Disclosure Schedule sets forth a list of all Company Licenses.

     (b) Except as set forth in the Disclosure Schedule, the Company is in compliance in all material respects with all FDA and non-United States equivalent agencies and other Applicable Laws relating to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company's products. The Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Products or the Company's Model 1000 heart valve, including any Medical Device Reports (as defined in 21 CFR 803). The Disclosure Schedule sets forth a list of all complaint review and analysis reports of the Company, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.

     (c) Except as set forth in the Disclosure Schedule, the Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company's products or (ii) otherwise alleging any violation of Applicable Law by the Company.

     (d) Except as set forth in the Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Company's knowledge, threatened by the FDA or any other Governmental Authority with respect to any of the Company's products, including any facilities where any such products are produced, processed, packaged or stored, and the Company has not, within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any product or provided post-sale warnings regarding any product.

     (e) The Company has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all Applicable Laws and the stated protocols for such clinical trials.

     (f) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company with regard to the Company's products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

3.13 Reimbursement/Billing.

     (a) The Company's products have not yet received final approval by the FDA and thus reimbursement for the products and related services are subject to various limitations by federal and other payors. The Company's 3F Aortic Bioprosthesis(TM) was recognized as a Category B2 device by FDA and thus was eligible for Medicare coverage during and under the investigational device exemption. Medicare (Title XVIII of the Social Security Act ("Medicare")), covers heart valve procedures and pays the hospital for the costs of the inpatient services under a prospective payment system, utilizing diagnosis related groups (DRGs). Applicable DRGs include DRGs 104 and 105 for cardiac valve procedures which pay hospitals in the range of $38,000 and $28,000 respectively for the procedures during 2006. Coverage and payment under state Medicaid programs (Title XIX of the Social Security Act ("Medicaid")) and private third party payors ("Third Party Payors") are similarly subject to various limitations and coverage and payment will vary widely by payor. The Company provided hospital investigational sites with basic reimbursement information in 2003 (a copy of a May 27, 2003 reimbursement letter has been provided to Parent). The Company is neither a provider nor a supplier under Medicare, Medicaid or any other government-sponsored health care program (collectively, "Government Programs"), and does not bill any Government Program or Third Party Payor for its products.

     (b) There is no pending, nor to the knowledge of the Company, threatened, proceeding or investigation under any Government Program involving the Company. The Company's sales and marketing practices are, and have been, in compliance in all material respects with all Applicable Laws and all policies of applicable Third Party Payors and Government Programs.

     (c) To Company's knowledge, the Company has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of the Company, has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

     (d) Neither the Company, any director, officer or employee of the Company, nor any agent acting on behalf of or for the benefit of any of the Company, has directly or indirectly in connection with the Company:
          (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of Third Party Payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, Third Party Payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with the Company's compliance program; or
          (iii) made any false entries on any of the Company's books or records for any purpose prohibited by Applicable Law.

     (e) Neither the Company, nor any director, officer or employee of the Company is a party to any contract to provide services, lease space or lease equipment to the Company with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to the Company where such contract or provision of services or space is prohibited by Applicable Law.

3.14 Compliance with Applicable Laws. The Company has not violated or infringed, nor is it in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority in connection with its activities except to the extent the same would not have a Material Adverse Effect on the Company. The Company and each of its officers, directors, agents and employees are in material compliance with all Applicable Laws, including, but not limited to, Applicable Laws relating to Government Programs and to billing and health care fraud (including the federal Anti-Kickback Law, 42 U.S.C. Section 1320a-7b(b), the Stark I and II Laws, 42 U.S.C. Section 1395nn, as amended, and the False Claims Act, 31 U.S.C. Section 3729 et seq. and any regulations related thereto, as well as with any similar state statutes) except to the extent the same would not have a Material Adverse Effect on the Company. To the Company's knowledge, no claims have been filed against the Company alleging a violation of any Applicable Law. The Company is not a "covered entity" or a "business associate" within the meaning of the HIPAA Privacy, Security and other Administrative Simplification Regulations.

3.15 Compliance Program. The Company has made available to Parent a copy of the Company's current compliance program materials, including all program descriptions, code of conduct documents for employees, officers and independent contractors, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. The Company (i) is not a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental body, (iii) to its knowledge, has not been the subject of any Government Program investigation conducted by any governmental body, (iv) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which the Company has no knowledge), and (v) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or to the Company's knowledge, telephone or personal contact by or from any governmental body. For purposes of this Agreement the term "compliance program" refers to programs of the type described in the compliance guidance published by the Office of the Inspector General of the Department of Health and Human Services.

3.16 Permits. The Disclosure Schedule sets forth those approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) of the Company which are necessary to conduct its business and own and operate its properties, other than those the failure of which to have would not have a Material Adverse Effect on the Company (the "Permits"). Each Permit is valid and in full force and effect and none of the Permits will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger except as would not have a Material Adverse Effect on the Company. The Company has conducted its business in compliance with all material terms and conditions of the Permits. The term Permits shall not include any Company License.

3.17 Inventories. All inventories of the Company reflected in the Latest Balance Sheet (a) consist of items of usable and salable in the ordinary course of business, (b) are salable in the ordinary course of business, (c) conform to the specifications established therefor, and (d) have been manufactured in accordance with all Applicable Laws. The quantities of all inventories, materials and supplies of the Company are not obsolete, damaged, slow-moving, defective or excessive and the present quantities of all inventory, materials and supplies of the Company are reasonable in the present circumstances of the business of the Company, as a whole, as currently conducted, except for items that are obsolete or below standard quality, all of which are immaterial to the overall financial condition of the Company, taken as a whole, and have been adequately allowed for in the Latest Balance Sheet.

3.18 Receivables; Payables.

     (a) The accounts receivables and other receivables reflected on the Latest Balance Sheet, and those arising in the ordinary course of business after the date thereof, have arisen from bona fide transactions in the ordinary course of business, are not subject to valid counterclaims or setoffs and are collectible in accordance with their terms, except as and to the extent of the bad debt allowance reflected on the Latest Balance Sheet.

     (b) The Disclosure Schedule contains a listing of all outstanding and unpaid accounts payable that are as of November 30, 2005 more than sixty (60) days past due or that relate to services that were performed more than ninety (90) days prior to November 30, 2005. The Disclosure Schedule will be supplemented pursuant to Section 5.9 to contain a listing of all outstanding and unpaid accounts payable that are, as of five (5) Business Days prior to the Closing Date, more than sixty (60) days past due or that relate to services that were performed more than ninety (90) days prior to the Closing Date. All account payables so listed in the Disclosure Schedule arose from bona fide transactions in the ordinary course of the Company's business.

3.19 Grants, Incentives and Subsidies. From and after January 1, 2000 (a) the Company has had no pending or outstanding grants, incentives or subsidies (collectively, "Grants") from any Governmental Authority, and (b) the Company has not applied for any Grant.

3.20 Litigation. There are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or any other Person, nor any claims or any investigations or reviews by any Governmental Authority against or affecting the Company, pending or, in any case, to the Company's knowledge, threatened, against or by the Company or any of its assets or which seek to enjoin or rescind the transactions contemplated by this Agreement; and (b) existing orders, judgments or decrees of any Governmental Authority naming the Company as an affected party or otherwise affecting any of the assets or the business of the Company.

3.21 Contracts.

     (a) The Disclosure Schedule lists the following Contracts of the Company (collectively, the "Scheduled Contracts"):

          (i) Each Contract providing for the lease of real property by the Company or which is used by Company in connection with the operation of its business.

          (ii) Each Contract relating to all machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies) owned, leased or used by the Company, except for items which do not, in the aggregate, have a total value of more than $10,000 or having a remaining term of longer than six (6) months or that are not cancelable by the Company in its discretion and without penalty upon notice of sixty (60) days or less.

          (iii) Each Contract to which the Company is a party that would reasonably be expected to involve payments by or to the Company in excess of $10,000 or the loss of which would have a Material Adverse Effect.

          (iv) All Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset).

          (v) Each independent sales representative or distribution agreement, supply agreement or similar Contract relating to or providing for the marketing or manufacturing of the Company's products, which agreement is not terminable upon sixty (60) days notice or less without penalty therefor or which involves payments of in excess of $10,000.

          (vi) Each consulting, development, joint development, research and development regulatory or similar Contract relating to development of the Company's products or Intellectual Property and each Contract under which the Company has granted or obtained a license to Intellectual Property, other than commercial software licenses.

          (vii) All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

          (viii) Any Contract under which the Company has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of the Company to conduct its business.

          (ix) All Benefit Plans.

          (x) All Contracts with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(l) of the Code) under Section 280G of the Code.

          (xi) Every Contract between the Company and any of the Company's officers, directors or more than 5% stockholders, or any entity in which any of the Company's officers, directors or more than 5% stockholders has a greater than 2% equity interest.

          (xii) All Contracts for clinical or marketing trials relating to the Company's products and all Contracts with physicians, hospitals or other healthcare providers, or other scientific or medical advisors.

          (xiii) All Contracts not identified in clause (xii) that relate to the Company's compliance with or obligation to comply with the requirements of the HIPAA Portability Regulations and HIPAA Privacy, Security and Other Administrative Simplification Regulations, including without limitation all business associate agreements, subcontractor agreements, administrative service agreements, confidentiality agreements and similar contracts.

     (b) The Company has delivered to Parent true and correct copies (or summaries, in the case of any oral Contracts) of all Scheduled Contracts. None of the Scheduled Contracts contain a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. No notice of default arising under any Scheduled Contract has been delivered to or by the Company. Each Scheduled Contract is a legal, valid and binding obligation of the Company and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity, and neither the Company nor the other party thereto is in breach, violation or default thereunder except for such breach, violation or default as would not, either individually or in the aggregate, have a Material Adverse Effect.

3.22 Benefit Plans.

     (a) The Disclosure Schedule identifies each Pension Plan, including without limitation any such plan that is excluded from coverage by
          Section 4 of ERISA or is a "Multiemployer Plan" within the meaning of
          Section 3(37) or 4001(a)(3) of ERISA, that the Company or any other ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent. To the knowledge of the Company, each such Pension Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law. Each such other Pension Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Law. All Pension Plans that are intended to be qualified under the provisions of Section 401(a) of the Code satisfy in form and operation all applicable qualification requirements and have not received in the preceding seven (7) years or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers, which were intended to qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4). Neither the Company nor any ERISA Affiliate has sponsored, maintained or contributed to any Pension Plan which, during the preceding seven (7) years, has been terminated, including by way of merger with or into another Pension Plan.

     (b) No Pension Plan is now or has in the past seven (7) years been "top-heavy" pursuant to Section 416 of the Code.

     (c)  The Disclosure Schedule sets forth the name of each ERISA Affiliate.

     (d) Neither the Company nor any ERISA Affiliate has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation or any other person, arising directly or indirectly under Title IV of ERISA other than liability pursuant to Section 4007 for premiums which are not yet due (without regard to any waiver). No "reportable event," within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ceased operations at any facility or withdrawn from any Pension Plan in a manner which could subject the Company or any ERISA Affiliate to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither the Company nor any ERISA Affiliate maintains, contributes to or has participated in or agreed to participate in any Pension Plan that is a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred, or has experienced an event that will, within the ensuing twelve (12) months, result in, a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Pension Plan which is a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal. Neither the Company nor any ERISA Affiliate has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a seventy percent (70%) decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three (3) plan years.

     (e) The Disclosure Schedule identifies each Welfare Plan, whether insured or otherwise, including without limitation any such plan that is a Multiemployer Plan within the meaning of Section 3(37) of ERISA, which the Company or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent. To the knowledge of the Company, each such Welfare Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with applicable provisions of ERISA, the Code and other Applicable Law. Each such other Welfare Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as codified in the Code and ERISA ("HIPAA") and corresponding regulations, including the HIPAA Portability Regulations and the HIPAA Privacy, Security and other Administrative Simplification Regulations and all other Applicable Law. Benefits under each Welfare Plan are fully insured by an insurance company unrelated to the Company or any ERISA Affiliate. No insurance policy or contract requires or permits retroactive increase in premiums or payments due thereunder. Neither the Company nor any ERISA Affiliate has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Welfare Plan that is a Multiemployer Plan imposes any post-withdrawal liability or contribution obligations upon the Company or any ERISA Affiliate. Except as set forth in the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by COBRA or any comparable state law.

     (f) The Disclosure Schedule identifies each Compensation Plan that the Company or any ERISA Affiliate maintains, contributes to, is required to contribute to or has any liability of any nature, direct or indirect, fixed or contingent. Each Compensation Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all Applicable Law.

     (g) The Company has properly determined and timely collected and reported all Federal Insurance Contribution Act ("FICA") taxes imposed under Sections 3101 and 3111 of the Code on remuneration for employment that constitutes "wages" within the meaning of Section 3121(a) of the Code, including amounts of deferred compensation under nonqualified deferred compensation plans, agreements or arrangements.

     (h) The Disclosure Schedule identifies each Pension Plan, Welfare Plan or Compensation Plan (each, a "Benefit Plan" and, collectively, "Benefit Plans"), that is or may be, in whole or in part, subject to Section 409A of the Code; except as set forth on the Disclosure Schedule. To the Company's knowledge, each such Benefit Plan complies in form with
          Section 409A of the Code and no service provider under any Section 409A Benefit Plan is subject to additional income tax under Section 409A of the Code.

     (i) There are no facts or circumstances which could, directly or indirectly, subject the Company or any ERISA Affiliate to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

     (j) Full payment has been made of all amounts which the Company or any ERISA Affiliate is required, under Applicable Law, the terms of any Benefit Plan, or any agreement relating to any Benefit Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder or the Company and each ERISA Affiliate has made adequate provisions for reserves or accruals in accordance with GAAP to meet contribution, benefit or funding obligations arising under Applicable Law or the terms of any Benefit Plan or related agreement. Each Pension Plan that is subject to the minimum funding standards of
          Section 412 of the Code and/or Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and no waiver of any minimum funding requirements has been applied for or obtained with respect to any Pension Plan. There will be no change on or before Closing Date in the operation of any Benefit Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such Benefit Plans, except as may be required by Applicable Law.

     (k) The Company and each ERISA Affiliate has timely complied in all material respects with all reporting and disclosure obligations with respect to the Benefit Plans imposed by the Code, ERISA or other Applicable Law.

     (l) There are no pending or, to the knowledge of the Company, threatened claims, suits, audits or proceedings against the Company or any other party by present or former employees of the Company, Benefit Plan participants (or their beneficiaries, spouses or dependents), including, without limitation, claims against the assets of any trust, involving any Benefit Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants or beneficiaries.

     (m) Except as set forth on the Disclosure Schedule, the transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Benefit Plan.

     (n) No employer other than the Company and/or an ERISA Affiliate is permitted to participate or participates in the Benefit Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Benefit Plans.

     (o) No action or omission of the Company or any ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, the Company, the Surviving Corporation, any other ERISA Affiliate or any successor from amending, merging, or terminating any Benefit Plan in accordance with the express terms of any such plan and Applicable Law.

     (p) The Company has delivered or made available to Parent, true and complete copies of all Benefit Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, including all amendments. The Company has delivered or made available to Parent true and complete copies of:

          (i) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Benefit Plan for which such a report is required;

          (ii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code;

          (iii) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Benefit Plan;

          (iv) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and

          (v) all professional opinions, material internal memoranda, material correspondence with regulatory authorities (such as a copy of all documents relating to a voluntary correction submission with the Department of Labor or the IRS) and administrative policies, manuals, interpretations and the like with respect to each Benefit Plan.

     (q) The Company has delivered or made available to Parent true and correct copies of the Welfare Plan documents establishing compliance with the HIPAA Privacy and Security Regulations, including appointment of a privacy official, its Notice of HIPAA Privacy Practices, privacy policies and procedures, and the plan administrator's Group Health Plan document amendment certification.

3.23 Labor and Employment Matters.

     (a) The Disclosure Schedule sets forth a complete and accurate list of all employees, officers and directors of the Company as of January 23, 2005 which list includes their base salaries, bonus and any other related information (e.g., PTO balances, commissions, etc.). All employees of the Company are employed on an "at-will" basis. The Company has also previously delivered to Parent (to the extent permitted by law) a complete and accurate list of the titles, current annual salary rates and all regular bonuses paid or payable or other bonuses paid or payable, as of November 30, 2005 (or within nine (9) months thereafter), to all consultants, contractors and other such individuals employed or engaged or retained by the Company as of November 30, 2005 who were performing services for the Company and whose then annual (or annualized) rate of compensation exceeded $75,000.

     (b) The Disclosure Schedule identifies all employees who are currently on leave for any reason or who are receiving disability or workers' compensation or any other similar type of benefit from the Company.

     (c) None of the Company's employees is covered by a collective bargaining agreement and, to the Company's knowledge, there is no union or other organization seeking or claiming to represent any such employees.

     (d) There is no labor dispute under a collective bargaining agreement or with respect to representation questions, strike, work stoppage or lockout, or, to the Company's knowledge, threat thereof, by or with respect to any employee.

     (e) To the Company's knowledge, the Company has not engaged in any unfair labor practice, and the Company is not aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against the Company.

     (f) To the Company's knowledge, no grievance or arbitration demand or proceeding has been filed or is threatened against the Company.

     (g) No citation has been issued under the Occupational Safety and Health Act ("OSHA") against the Company and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company has been filed or is pending or, to the Company's knowledge, threatened against the Company under OSHA or any other applicable law relating to occupational safety and health.

     (h) The Company has not taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

     (i) The Company is in material compliance with all applicable Laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866, 1964 and 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, FMLA, the Worker Adjustment and Retraining Notification Act, the OSHA, Uniformed Services Employment and Reemployment Rights Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, and the Rehabilitation Act of 1973 and all amendments and regulations under such acts (collectively, the "Labor Laws") except where such non-compliance would not have a Material Adverse Effect on the Company. The Company is not liable for any liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws, other than those which would not have a Material Adverse Effect on the Company.

     (j) To the Company's knowledge, no employee of the Company is in violation of any contract or commitment with a third party that restricts him or her from engaging in any activity related to the business of the Company or competing with any person.

     (k) All individuals who are performing or have performed services for the Company and who are or were classified by the Company as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, and such individuals are not entitled to any benefits under the Benefit Plans maintained by the Company.

3.24 Intellectual Property.

     (a) Except for Intellectual Property relating to commercial, off-the-shelf software, the Disclosure Schedule lists all Intellectual Property that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office or a corresponding foreign governmental or public authority and all Intellectual Property that:
          (i) (only for purposes of this Section 3.24(a)(i), "Intellectual Property" means all rights of the Company in issued patents, pending patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, and material trade secrets and know-how related to the Products) is owned by, licensed to or otherwise controlled by the Company; or (ii) has been licensed to or from third parties, including a description of each license agreement, the name of the licensee or licensor, as the case may be, and the date and term of the agreement. The Company has delivered or made available, to the extent not publicly available, to Parent complete and accurate copies of correspondence, litigation documents, agreements, file histories and office actions relating to the patents and patent applications listed in the Disclosure Schedule. Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by Parent or its subsidiaries on identical terms and conditions immediately after the Effective Time.

     (b) The Company owns, free and clear of any Lien, and possesses all right, title and interest, or holds a valid license, in and to all Core Intellectual Property. All patents issued (for purposes of clarity, as of the date hereof and as of the Closing Date, as applicable) included in the Core Intellectual Property are valid and enforceable. To the Company's knowledge and except as set forth in the Disclosure Schedule, the Company owns, free and clear of any Lien, and possesses all right, title and interest, or holds a valid license, in and to all Non-Core Intellectual Property, and has taken reasonable action to protect the Intellectual Property. To the Company's knowledge, all patents included in the Non-Core Intellectual Property are valid and enforceable. To the Company's knowledge, the Intellectual Property owned or licensed by the Company constitutes all the intellectual property necessary to the conduct of the business of the Company as it is currently conducted and as it is currently contemplated to be conducted. Except as set forth in the Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by the Company to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property.

     (c) The Disclosure Schedule lists the Internet domain names included in the Intellectual Property. To the Company's knowledge and except as set forth in the

          Disclosure Schedule, the Company is the registrant and sole legal and beneficial owner of the Internet domain names included in the Intellectual Property, free and clear of all Liens. Except as set forth in the Disclosure Schedule, the Company is the owner of any trademark which underlies a domain name included in the Intellectual Property. Except as set forth in the Disclosure Schedule, the Company is not aware of any pending or threatened actions, suits, claims, litigation or proceedings relating to the domain names included in the Intellectual Property. The Company has operated the websites identified in the Disclosure Schedule, unless otherwise noted therein.

     (d) All personnel, including employees, agents (except with respect to legal counsel engaged by the Company to perform legal services not rising to the level of inventorship), consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Intellectual Property on behalf of the Company and all officers and technical employees of the Company either (i) have been a party to "work-for-hire" arrangements or agreements with the Company in accordance with applicable federal and state law that has accorded the Company full, effective, sole, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective, sole and exclusive ownership of all tangible and intangible property arising thereby, unless otherwise noted in the Disclosure Schedule.

     (e) For purposes of clarity, as of the date hereof and as of the Closing Date, as applicable, except as set forth in the Disclosure Schedule, the conduct of the Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any intellectual property right of any other Person, nor has the Company received any notice from any third party of any infringement, misappropriation or violation by the Company of any intellectual property right of any third party and no notice has been received by any third party challenging the Company's ownership to any of the Intellectual Property. No claim by any third party contesting the validity of any patents included in the Core Intellectual Property has been made, is currently outstanding or is threatened or reasonably expected to arise. To the Company's knowledge, no claim by any third party contesting the validity of any patents included in the Non-Core Intellectual Property has been made, is currently outstanding or is threatened or reasonably expected to arise. To the knowledge of the Company, no third party is infringing any Intellectual Property right of the Company.

3.25 Environmental Compliance.

     (a) Neither the Company, nor any previous owner, tenant, occupant or user of any Properties (which Properties are listed on the Disclosure Schedule) engaged in or permitted, direct or indirect, operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. To the Company's knowledge, the Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment containing polychlorinated biphenyls ("PCBs"); (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

     (b) The Company is in compliance with applicable Environmental, Safety and Health Laws except where non-compliance therewith would not have a Material Adverse Effect on the Company and, to the Company's knowledge, and has obtained all Permits required under applicable Environmental, Safety and Health Laws.

     (c) No enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been asserted or, to the Company's knowledge, threatened with respect to operations conducted on the Properties by the Company or against the Company with respect to or regarding the Properties pursuant to any Environmental, Safety and Health Laws.

     (d) To the Company's knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or affecting the Company or its business or assets that violate, or would reasonably be expected to violate after the Closing, any Environmental, Safety and Health Laws, or that would reasonably be expected to give rise to any Environmental Liability.

     (e) The Company is not aware of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans with respect to or of the Company which may reasonably be expected to interfere with or prevent compliance or continued compliance with Environmental, Safety and Health Laws.

     (f) All machinery, tools, devices and equipment operated by the Company or any Subsidiary on the Properties have been operated in compliance with all Environmental, Safety and Health Laws, and all such equipment currently is operational and in good condition.

     (g) The Company has delivered to Parent all environmental documents, studies and reports in its possession or under its control relating to: (i) any facilities or real property ever owned, operated or leased by the Company; or (ii) any actual Environmental Liability of the Company.

3.26 Insurance. The Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by the Company, including, but not limited to, fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer the policy number, and the term of the coverage. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five (5) years. All items set forth on the Disclosure Schedule that have resulted, or are reasonably likely to result, in Damages, are or are reasonably expected to be, as the case may be, fully covered by the insurance policies set forth in Section 3.26 of the Disclosure Schedule.

3.27 Tax Matters.

     (a) Section 3.27(a) of the Disclosure Schedule sets forth a complete and accurate list of all Tax Returns (other than Forms W-2 and 1099) filed by the Company since January 1, 1999. "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, election, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any tax.

     (b) Each of the Company and any combined or unitary group of which the Company is or was a member, has prepared and timely filed or will timely prepare and timely file all Tax Returns any of them is required to file (taking into account any extensions) on or prior to the Closing Date. As of the time of filing, such Tax Returns were or will be accurate and correct in all material respects and did not or will not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company has made or will make all such Tax Returns available to Parent, with copies of such Tax Returns filed after the effective date of this Agreement provided to Parent at least three (3) Business Days prior to filing such Tax Return.

     (c) The Company has paid or will pay or has adequately and specifically provided for or will provide for (on its Latest Financial Statements in accordance with GAAP (exclusive of any reserves for deferred taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No.
          109)) all Taxes (whether or not shown on any Tax Return) that are due and owing with respect to all taxable periods (or portions thereof) ending on or before the Closing Date.

     (d) No claim for assessment or collection of Taxes is presently being asserted against the Company and the Company is not a party to any pending action, proceeding, or investigation by any Governmental Authority, and no such action, proceeding or investigation been threatened in a writing delivered to the Company. No claim has been made in any jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax by that jurisdiction.

     (e) The Company is not a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; or (ii) would obligate the Company to provide "gross-up" benefits with respect to any excise tax due on any "excess parachute payments" within the meaning of
          Section 280G of the Code.

     (f) All deficiencies and assessments of Taxes of the Company resulting from an examination of any Tax Returns by any Governmental Authority on or before the Closing Date have been or will be paid and there are no pending examinations currently being made by any Governmental Authority nor has there been any written or oral notification to the Company of any intention to make an examination of any Tax Returns by any Governmental Authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

     (g) For purposes of computing Taxes and the filing of Tax Returns, the Company has not failed to treat as "employees" any individual providing services to the Company who reasonably would be expected to be classified as an "employee" under the applicable rules or regulations of any Governmental Authority with respect to such classification.

     (h) The Company has (i) complied with all Applicable Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws); (ii) timely and properly withheld from individual employee wages and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all Applicable Laws; and (iii) properly determined and timely collected and reported all Federal Insurance Contributions Act (FICA) taxes imposed under Sections 3101 and 3111 of the Code on remuneration for employment that constitutes "wages" within the meaning of Section 3121(a) of the Code, including amounts of deferred compensation under nonqualified deferred compensation plans, agreements or arrangements.

     (i) The Company is not involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a "partnership" for federal, state, local or foreign income Tax purposes. The Company does not own any interest in an entity that is classified as an entity that is "disregarded as an entity separate from its owner" under Treasury Regulations Section 301.7701-3(b).

     (j) The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

     (k)  The Company is not required to include in income any adjustment under
          Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company.

     (l) The Company is, and at all times has been, a corporation or association taxable as a corporation for United States income tax purposes.

     (m) The Company is not, and has not been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Except as provided on Section 3.27(m) of the Disclosure Schedule, each of the Stockholders is a "United States person" within the meaning of Code Section 7701(a)(30).

     (n) The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

     (o) The Company has not, within three (3) years preceding the date hereof, been either a "distributing" or "controlled" corporation (as such terms are defined in Section 355(a)(1) of the Code) in a transaction structured to qualify as a tax-free distribution under Section 355 of the Code.

     (p) The Company has not received any written ruling related to Taxes, entered into any agreement with a taxing authority relating to Taxes or authorized any person to represent it before a taxing authority pursuant to a power of attorney or otherwise.

     (q) There are (and immediately following the Effective Time, there will be) no liens for Taxes upon any of the assets or properties of the Company other than liens for Taxes not yet due and payable. There is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by a Governmental Authority with respect to the Company or their income, assets, properties, payroll, operation or business.

     (r) The Company is not or has not been a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the Treasury Regulations promulgated thereunder.

     (s) The Company has not engaged in a reportable transaction under Section 1.6011-4(b) of the U.S. Treasury Regulations or any similar provision of state law or in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations.

     (t) Except as provided in Section 3.28(t) of the Disclosure Schedule, prior to the transaction contemplated by this Agreement, the Company has not been subject to an "ownership change" with the meaning of
          Section 382(g) of the Code and no "Section 382 limitation" within the meaning of Section 382 of the Code applies to limit the Company's ability to utilize its net operating losses or other Tax attributes.

     (u) The transactions contemplated in this Agreement will not cause the Company to lose or no longer qualify for Tax incentives, Tax holidays, Tax rebates or special Tax rate relief (including, without limitation, an unemployment tax experience factor in any state or locality that is less than the factor applicable to new businesses of the type operated by the Company) or other favorable Tax benefits authorized by any Governmental Authority to which the Company is or was entitled prior to the effectiveness of this Agreement, and Parent is not required to provide any notice of the change in control of Company, including the Company's successor after the Merger, to any Governmental Authority.

3.28 Bank Accounts; Powers of Attorney. The Disclosure Schedule sets forth: (a) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintain accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; and (b) the names of all persons or entities holding general or special powers of attorney from the Company and copies thereof.

3.29 Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from the Company were made in bona fide transactions in the ordinary course of business. There are no material claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

3.30 Product Liability Claims. The Company has not ever received a claim, or incurred any uninsured or insured liability, for or based upon failure to warn, California Proposition 65, breach of product warranty (other than warranty service and repair claims incurred in the ordinary course of business and expensed as warranty expense on the Latest Financial Statements for the period in which incurred), strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services.

3.31 Warranties. All products manufactured or sold, and all services provided, by the Company have complied, and are in compliance with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto except where such compliance would not have a Material Adverse Effect on the Company. No product or service manufactured, sold, delivered or performed by the Company subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in the Disclosure Schedule. The terms of all standard and all material non-standard product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of the Company are specifically set forth in the Disclosure Schedule. The Company has delivered to Parent prior to the date hereof complete and accurate copies of all such warranties and/or policies.

3.32 Relations with Suppliers and Customers. No material current supplier of the Company has canceled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies or services to the business of the Company either prior to or following the Effective Time. The Company has not received any notice from any customer that accounted for more than five percent (5%) of the consolidated revenues of the Company during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the Company either prior to or following the Effective Time, and the Company has not received any complaint of a material nature from any such customer. The Disclosure Schedule lists each supplier to the Company that is the source of a particular raw material, product, supply or service with respect to which locating and qualifying a replacement source would involve significant cost or delay.

3.33 Indemnification Obligations. The Company is not a party to any Contract that contains any provisions requiring the Company to indemnify any Person (excluding indemnities contained in the Company's standard terms and conditions of sale, copies of which have been provided to Parent), except for those Contracts identified in the Disclosure Schedule as containing indemnification provisions.

3.34 Absence of Certain Business Practices. Neither the Company, any director, officer, employee or agent of the Company, nor any other person acting on behalf of the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit or agreed to make or made any payment to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company, taken as a whole (or assist it in connection with any actual or proposed transaction) which (a) would reasonably be expected to subject the Company, Parent or Merger Subsidiary to any damage or penalty in any civil, criminal or governmental litigation proceeding, or (b) violated or violates any Applicable Law, other than those violations which would not have a Material Adverse Effect on the Company, Parent or Merger Subsidiary.

3.35 Brokers. Neither the Company nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

3.36 Minute Books. The minute books of the Company, as previously made available to Parent and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the stockholders, Boards of Directors, and committees of the Boards of Directors of the Company.

3.37 Approval of Merger. The vote by Domain Partners IV, LP, Domain Partners III, L.P., Domain Associates, L.L.C., DP III Associates, L.P., DP IV Associates, L.P., 3F Partners Limited Partnership and 3F Partners Limited Partnership II (collectively, the "Principal Stockholders") of all shares of Company Common Stock and Company Preferred Stock owned by them is sufficient, when taken in the aggregate, to satisfy the stockholder approval requirements of this Agreement for all purposes under the Company's Certificate of Incorporation and Bylaws and the DGCL, as each of the foregoing is currently in effect.

3.38 Affiliate Letters. Concurrently with the execution and delivery of this Agreement, the Company has delivered executed letters covering Rule 145 matters in the form required by Parent from each Principal Stockholder.

3.39 Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received an opinion from UBS Securities LLC, financial advisor to the Company, to the effect that as of the date of the opinion and subject to the qualifications and limitations stated therein, the aggregate consideration to be received in the Merger by the holders of shares of the Company Common Stock (other than holders executing written consents in connection with the Merger and their respective Affiliates) is fair, from a financial point of view, to such holders.

3.40 Investigation by Parent. Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.17, (a) no investigation by Parent shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to Parent in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Parent knew or should have known that any of the same is or might be inaccurate in any respect, provided that Parent has given notice to the Company of such inaccuracy prior to the Effective Time as provided in Section 5.17(a).

                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                          PARENT AND MERGER SUBSIDIARY

     As a material inducement to the Company to enter into this Agreement, with the understanding that the Company will be relying thereon in consummating the transactions contemplated hereunder, Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that, except as otherwise disclosed in the SEC filings of all forms, reports, schedules, registration statements and definitive proxy statements filed by Parent since, and including, its Form 10-K filed March 14, 2005, as amended, the statements contained in this Article 4 are true and correct as to the date of this Agreement and will be true and correct as of the Closing Date.

4.1 Organization and Qualification. Parent and Merger Subsidiary are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and each has all requisite corporate power and authority required to own, operate and lease their respective assets and properties as now owned, leased and operated and to carry on their respective businesses as now being conducted. Parent and Merger Subsidiary are each duly qualified or licensed to do business as a foreign corporation and are in good standing in every jurisdiction in which the character or location of their properties and assets owned, leased or operated by them or the nature of their business require such licensing or qualification, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Subsidiary. Merger Subsidiary is a recently formed Delaware corporation that has not conducted, and prior to the Effective Time will not conduct, any activities other than those incident to its formation and in connection with the consummation of the Merger.

4.2 Authorization. Parent and Merger Subsidiary have the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereunder. The Boards of Directors of Parent and Merger Subsidiary and Parent, as the sole shareholder of Merger Subsidiary, have taken all action required by law, their respective Certificates of Incorporation and Bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated herein and no other corporate proceedings on the part of Parent or Merger Subsidiary are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of them and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the legal, valid and binding obligations of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3  Capitalization.

     (a) The capitalization of Parent as set forth in the financial statements most recently filed by Parent with the SEC is true and correct as of the date of such financial statements. There are no other outstanding
          (w) shares of capital stock or other voting securities of Parent, (x) securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (y) options, warrants, conversion privileges, contracts, understandings, agreements or other rights to purchase or acquire from Parent or any of its subsidiaries, and, no obligations of Parent or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (z) equity equivalent interests in the ownership or earnings of Parent or any of its subsidiaries or other similar rights (collectively, "Parent Securities"). There are no outstanding obligations of

          Parent to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Parent.

     (b) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent.

4.4 Valid Issuance of Parent Common Stock. The Parent Common Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws; provided, however, that such shares of Parent Common Stock will be subject to restrictions on transfer of shares of capital stock imposed by the rules and regulations of the Securities Act, the Exchange Act or state securities laws.

4.5 Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation or Certificate of Incorporation, as applicable, Bylaws or other governing document of Parent and Merger Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which Parent or Merger Subsidiary or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or Merger Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which Parent or Merger Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6 Consents and Approvals. No filing with or permit, consent, or approval of any Governmental Authority is required by Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of NASDAQ and the HSR Act, and (ii) the filing and recordation of the Certificate of Merger as required by the Delaware Law.

4.7  Parent SEC Documents; Financial Reports.

     (a) Parent has filed with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, registration statements and definitive proxy statements (together with all information incorporated therein by reference, the "Parent SEC Reports") required to be filed by it with the SEC since January 1, 2005. As of their respective dates, the Parent SEC Reports complied as to form and content in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. As of their respective dates, as of the Closing Date and as of the date any information from such Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the last day of the quarter end reported upon by Parent by the filing with the SEC of Parent's most recent Quarterly Report on Form 10-Q, with respect to Parent and the Merger Subsidiary, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary.

     (b) Each of the financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the
          SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

     (c) Parent has heretofore furnished or made available to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

4.8 Joint Proxy Statement; Registration Statement; Other Information. The information, taken as a whole, with respect to Parent or its subsidiaries to be included in the Joint Proxy Statement or the Registration Statement will not, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Subsidiary with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement and Registration Statement (as it relates to Parent) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

4.9  FDA and Regulatory Matters.

     (a) Parent has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its products in jurisdictions where it currently conducts such activities with respect to each product (collectively, the "Parent Licenses"). Parent is in compliance in all material respects with the terms and conditions of each Parent License. Parent is in compliance in all material respects with all Applicable Laws regarding registration, license, certification for each site at which a product is manufactured, labeled, sold, or distributed. To the extent any product has been exported from the United States, Parent has exported such product in compliance in all material respects with Applicable Laws. All manufacturing operations performed by or on behalf of Parent have been and are being conducted in all material respects in compliance with the applicable Quality Systems regulations of the FDA and, to the extent applicable to Parent, counterpart regulations in the European Union and all other countries where compliance is required. All non-clinical laboratory studies of products sponsored by Parent and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA's good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to Parent, counterpart regulations in the European Union and all other countries. Parent is in compliance in all material respects with all applicable reporting requirements for all Parent Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under Applicable Law.

     (b) The Company is in compliance in all material respects with all FDA and non-United States equivalent agencies and other Applicable Laws relating to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company's products. Parent has disclosed to the Company all applicable adverse event reports related to its products, including any Medical Device Reports (as defined in 21 CFR 803). Parent has disclosed to the Company all complaint review and analysis reports of Parent, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.

     (c) Parent has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of Parent's products or (ii) otherwise alleging any violation of Applicable Law by Parent.

     (d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to Parent's knowledge, threatened by the FDA or any other Governmental Authority with respect to any of the Parent's products, including any facilities where any such products are produced, processed, packaged or stored, except where such occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has not, within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any product or provided post-sale warnings regarding any product, except where such occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (e) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by Parent with regard to Parent's products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

4.10 Reimbursement/Billing.

     (a) Parent's products are covered by: (a) Medicare, under a national coverage decision providing for payment for its products in the amounts disclosed to the Company; (b) Medicaid; and (c) Third Party Payors. Any Third Party Payor that has been requested to approve Parent's products for reimbursement and has declined to do so has been disclosed to the Company. Parent is neither a provider nor a supplier under any Government Program, and does not bill any Government Program or Third Party Payor for its products.

     (b) There is no pending, nor to the knowledge of Parent, threatened, proceeding or investigation under any Government Program involving Parent. Parent's sales and marketing practices are, and have been, in compliance in all material respects with all Applicable Laws and all policies of applicable Third Party Payors and Government Programs.

     (c) To Parent's knowledge, Parent has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of Parent, has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

     (d) Neither Parent, any director, officer or employee of Parent, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with Parent: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of Third Party Payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, Third Party Payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with Parent's compliance program; or (iii) made any false entries on any of Parent's books or records for any purpose prohibited by Applicable Law.

     (e) Neither Parent, nor any director, officer or employee of Parent is a party to any contract to provide services, lease space or lease equipment to Parent with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to Parent where such contract or provision of services or space is prohibited by Applicable Law.

4.11 Compliance with Applicable Laws. Parent has not violated or infringed, nor is it in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority in connection with its activities except to the extent the same would not have a Material Adverse Effect on Parent. Parent and each of its officers, directors, agents and employees has complied in all material respects with Applicable Laws relating to Government Programs and to billing and health care fraud (including the federal Anti-Kickback Law, 42 U.S.C. Section 1320a-7(b), the Stark I and II Laws, 42 U.S.C. Section 1395nn, as amended, and the False Claims Act, 31 U.S.C. Section 3729 et seq. and any regulations related thereto, as well as with any similar state statutes). No claims have been filed against Parent alleging a violation of any Applicable Law. Parent is not a "covered entity" or a "business associate" within the meaning of the HIPAA Privacy, Security and other Administrative Simplification Regulations.

4.12 Compliance Program. Parent has made available to the Company a copy of Parent's current compliance program materials, including all program descriptions, code of conduct documents for employees, officers and independent contractors, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. Parent (i) is not a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental body, (iii) to its knowledge, has not been the subject of any Government Program investigation conducted by any governmental body, (iv) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which the Company has no knowledge), and (v) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or to Parent's knowledge, telephone or personal contact by or from any governmental body. For purposes of this Agreement the term "compliance program" refers to programs of the type described in the compliance guidance published by the Office of the Inspector General of the Department of Health and Human Services.

4.13 Contracts. None of the contracts attached as exhibits to any of the SEC Reports (collectively, "Filed Contracts") contains a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. No notice of default arising under any Filed Contract has been delivered to or by Parent. Each Filed Contract is a legal, valid and binding obligation of Parent and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity, and neither Parent nor the other party thereto is in breach, violation or default thereunder except for such breach, violation or default as would not have a Material Adverse Effect on Parent.

4.14 Benefit Plans.

     (a) Neither Parent nor any ERISA Affiliate of Parent sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any Pension Plan that is subject to Title IV of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

     (b) Each Benefit Plan sponsored by Parent or an ERISA Affiliate of Parent has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all Applicable Law.

     (c) Parent has properly determined and timely collected and reported all FICA taxes imposed under Sections 3101 and 3111 of the Code on remuneration for employment that constitutes "wages" within the meaning of Section 3121(a) of the Code, including amounts of deferred compensation under nonqualified deferred compensation plans, agreements or arrangements.

     (d) There will be no change on or before Closing Date in the operation of any Parent Benefit Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such Benefit Plans, except as may be required by Applicable Law.

     (e) Parent and each ERISA Affiliate of Parent have timely complied in all material respects with all reporting and disclosure obligations with respect to the Benefit Plans imposed by the Code, ERISA or other Applicable Law.

     (f) There are no pending or, to the knowledge of Parent, threatened claims, suits, audits or proceedings against Parent or any other party by present or former employees of Parent, Benefit Plan participants (or their beneficiaries, spouses or dependents), including, without limitation, claims against the assets of any trust, involving any Benefit Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants or beneficiaries.

     (g) The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Parent Benefit Plan.

     (h) No employer other than Parent and/or an ERISA Affiliate of Parent is permitted to participate or participates in the Parent Benefit Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Parent Benefit Plans.

     (i) Parent has made available to the Company true and complete copies of all Parent Benefit Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, including all amendments. Parent has made available to the Company true and complete copies of:

          (i) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Benefit Plan for which such a report is required;

          (ii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code;

          (iii) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Benefit Plan;

          (iv) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and

          (v) all professional opinions, material internal memoranda, material correspondence with regulatory authorities (such as a copy of all documents relating to a voluntary correction submission with the Department of Labor or the IRS) and administrative policies, manuals, interpretations and the like with respect to each Benefit Plan.

     (j) Parent has delivered or made available to the Company true and correct copies of the Welfare Plan documents establishing compliance with the HIPAA Privacy and Security Regulations, including appointment of a privacy official, its Notice of HIPAA Privacy Practices, privacy policies and procedures, and the plan administrator's Group Health Plan document amendment certification.

4.15 Tax Matters.

     (a) Except with respect to open-market purchases of Parent's stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, neither Parent nor any Person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any of the stock of Parent issued to the Stockholders pursuant to this Agreement following the Merger. Neither Parent nor any such Related Person has acquired any Company Securities in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

     (b) Prior to the Merger, Parent will be in control of Merger Subsidiary, and following the Merger, Parent will be in control of the Company, within the meaning of Section 368(c) of the Code. Parent has no plan or intention to cause the Company, after the Effective Time, to issue additional shares of stock that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

     (c) Following the Merger, Parent, or a member of its qualified group of corporations (as defined by Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the historic business of the Company (or will continue at least one significant line of the Company's historic business), or use a significant portion of the Company's historic business assets in a business, in a manner consistent with Treasury Regulation Section 1.368-1(d).

     (d) Neither Parent nor Merger Subsidiary is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     (e) Following the Merger, to the best of Parent's knowledge, the Company will hold at least 90 percent of the fair market value of the Company's net assets and at least 70 percent of the fair market value of the Company's gross assets and at least 90 percent of the fair market value of Merger Subsidiary's net assets and at least 70 percent of the fair market value of Merger Subsidiary's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to any dissenting Stockholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is a part, and amounts distributed by the Company to the Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

4.16 Disclosure. No representation or warranty by Parent or Merger Subsidiary in this Agreement and no statement contained or to be contained in any document, certificate or other writing furnished or to be furnished by either Parent or Merger Subsidiary to the Company in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.17 Brokers. Neither Parent nor Merger Subsidiary, nor any of their directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

4.18 Investigation by Company. Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.17(b), (a) no investigation by the Company shall affect the representations and warranties of Parent or Merger Subsidiary under this Agreement or contained in any other writing to be furnished to the Company in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Company knew or should have known (except to the extent disclosed in the SEC filings of all forms, reports, schedules, registration statements and definitive proxy statements filed by Parent since, and including, its Form 10-K filed March 14, 2005, as amended,) that any of the same is or might be inaccurate in any respect; provided, however, that the Company has given notice to Parent of such inaccuracy prior to the Effective Time as provided in Section 5.17(b) hereof.

                                    ARTICLE 5
                                    COVENANTS

5.1 Conduct of the Business. Except as contemplated by this Agreement or to the extent that Parent otherwise consents in writing, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall maintain its assets and properties and carry on its business and operations in accordance


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

     with the Operating Budget (except and to the extent otherwise expressly approved in writing by Parent before any expense variations are incurred); and the Company shall use its commercially reasonable efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), good will and going concern value.

5.2 Company's Agreements as to Specified Matters. Except as specifically set forth on the Operating Budget (including the process of prior written approval by Parent for any changes thereto or deviations therefrom), or on the Disclosure Schedule, or as contemplated by this Agreement or as may be otherwise agreed in writing by Parent, from the date hereof until the earlier of the termination of this Agreement or the Closing, the Company shall not:

     (a) Amend its Certificate of Incorporation or Bylaws (or other similar governing instruments);

     (b) Except for trade payables incurred in the ordinary course of business and consistent with past practice, create, incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

     (c) Pay, discharge or satisfy any claims, liabilities or obligations in any amount;

     (d) Permit or allow any of its properties or assets which are material to the operation of their businesses to be subjected to any Lien, except Permitted Liens;

     (e) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable or any trade accounts or trade notes;

     (f) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of the Company's business;

     (g) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any Intellectual Property Rights other than for such Intellectual Property Rights which, individually or in the aggregate, are not material to the conduct of the Company's business;

     (h) Sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of its assets (other than Intellectual Property Rights);

     (i) (i) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its directors, officers or employees;


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

          (ii) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any Benefit Plan; (iii) contribute, set aside for contribution or authorize the contribution of any amounts for any such Benefit Plan except as required (and not discretionary) by the terms of such Benefit Plan; or (iv) grant or become obligated to grant any bonus or general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any Benefit Plan);

     (j) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment;

     (k) Except as specifically contemplated by this Agreement, (i) declare, pay or set aside for payment any dividend or other distribution in respect of, or split, combine or reclassify, its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (ii) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on the date hereof;
          (iii) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (iv) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

     (l) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or stockholder;

     (m) Terminate, enter into or amend in any material respect any Scheduled Contract, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any Scheduled Contract;

     (n) Resolve any dispute or examination related to Taxes, make any election with respect to Taxes or apply for any change in Tax accounting method; or

     (o) Agree, whether in writing or otherwise, to take any action described in this subsection.

5.3 Full Access. The Company shall afford to Parent and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, at Parent's expense, reasonable access to the facilities, properties, books and records of the Company in order that Parent may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with business operations and the Company shall furnish such additional financial and operating data and other information as Parent shall, from time to time, reasonably request and which the Company is able to obtain without unreasonable expense; provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Company herein.

5.4 Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished or made available to it in connection with the transactions contemplated herein ("Information") for any purpose or in any manner other than solely in connection with its evaluation or consummation of the transactions contemplated by this Agreement in a manner that the disclosing party has approved and shall in no event use or permit the use of any of such Information in a manner or for a purpose detrimental to such other party, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than solely to their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (collectively, the "Representatives") who have a "need to know" to carry out the purposes of this Agreement, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Applicable Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such Information. Each party shall instruct its Representatives to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any of its Representatives. The term "Information" as used herein shall not include any information relating to a party which the party receiving such information can show: (i) to have been rightfully in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the receiving party;
     (iii) to have been received separately by the receiving party in an unrestricted manner from a person entitled to disclose such information; or
     (iv) to have been developed independently by the receiving party without regard to any Information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of materials containing Information and to destroy any summaries, analyses or extracts thereof or based thereon (whether in hard copy form or intangible media) should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information, which shall in no event be less than reasonable care. The provisions of this Section 5.4 shall survive indefinitely any termination of this Agreement.

5.5 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein, the parties hereto shall use commercially reasonable efforts to take or cause to be taken


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

     all actions and do or cause to be done all things necessary, proper or advisable under Applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (a) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (b) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

5.6  Further Assurances; Cooperation; Notification.

     (a) Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement including the satisfaction of all conditions contained in Articles 6 and 7 of this Agreement.

     (b) The Company shall cooperate with Parent to promptly develop plans for the management of the businesses after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Company shall further cooperate with Parent to provide for the implementation of such plans as soon as practicable after the Closing. Subject to Applicable Law, Company shall confer on a regular and reasonable basis with one or more representatives of Parent to report on material operational matters and the general status of ongoing operations.

     (c) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or is reasonably likely to result in a failure by such party to satisfy the conditions specified in Articles 6 or 7 of this Agreement.

5.7  Joint Proxy Statement; Registration Statement.

     (a) The Company shall cooperate with Parent in order to timely assist in the preparation and filing with the SEC, as soon as reasonably practicable, of the Joint Proxy Statement and Registration Statement. The Company shall use all reasonable efforts to cause the definitive Joint Proxy Statement (together with either written consent resolutions for execution by the Stockholders or forms of proxy) to be mailed to the Stockholders as soon as reasonably practicable following effectiveness of the Registration Statement of which the Joint Proxy Statement is a part, with the date of mailing as mutually determined by the Company and Parent.


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

     (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the Securities Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Joint Proxy Statement. Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

     (c) Parent shall notify the Company promptly of the receipt of comments of the SEC with respect to the transactions contemplated hereby and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all material correspondence with the SEC with respect to the transactions contemplated hereby.

     (d) If at any time prior to the Effective Time, any event should occur relating to the Company or the Company's officers or directors that is required to be described in an amendment or supplement to the definitive Joint Proxy Statement or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event shall occur relating to Parent or Merger Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Joint Proxy Statement or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Joint Proxy Statement or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

5.8  Stockholder Meetings or Communication with Stockholders.

     (a) The Company shall, in accordance with Applicable Law and its Certificate of Incorporation and Bylaws, either solicit written consent resolutions or duly call, give notice of, convene and hold a special meeting (as the same may be duly adjourned, the "Company Special Meeting") of its stockholders for the purpose of approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger. If the Company determines to conduct a Company Special Meeting, the Company agrees to use its reasonable efforts to cause the Company Special Meeting to occur within sixty (60) days after the date on which the Registration Statement becomes effective, but not earlier than twenty (20) business days after the date the

          Joint Proxy Statement is first mailed to its stockholders. If Company determines to solicit written consent resolutions, the Company will mail the same as part of the Joint Proxy Statement, on or immediately after the same date it is mailed by Parent to its shareholders. The Company shall include in the Joint Proxy Statement the recommendation of its Board of Directors ("Company Board Recommendation") that its stockholders vote in favor of the approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger, subject to the duties of the Board of Directors of the Company to make any further disclosure to the stockholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation).

     (b) Parent shall, in accordance with Applicable Law and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting (as the same may be duly adjourned, the "Parent Special Meeting") of its stockholders for the purpose of approving the issuance of Parent Common Stock in connection with the Merger. Parent agrees to use its reasonable efforts to cause the Parent Special Meeting to occur within sixty (60) days after the date on which the Registration Statement becomes effective, but not earlier than twenty
          (20) business days after the date the Joint Proxy Statement is first mailed to its stockholders. Parent shall include in the Joint Proxy Statement the recommendation of its Board of Directors that its stockholders vote in favor of the issuance of Parent Common Stock in connection with the Merger.

5.9 Update Disclosure; Breaches. Not less than five (5) Business Days prior the Closing, the Company shall supplement or amend the Disclosure Schedule (a) if any representation or warranty made by the Company in this Agreement was when made, or has subsequently become, untrue in any material respect, and
     (b) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which may cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied. Notwithstanding the foregoing, provided that, from the date of this Agreement until the Closing, no action taken by the Company in compliance with the Operating Budget, or otherwise taken in accordance with the prior written consent of Richard A. Curtis, Parent's Vice President, Marketing and Business Development or Jack Judd, Parent's Chief Financial Officer, shall be deemed to result in a Material Adverse Effect of the Company unless such action otherwise constitutes a breach of any representation, warranty or covenant of the Company set forth in this Agreement. For purposes of determining the accuracy as of the Closing of the representations and warranties of the Company contained in Article 3 in order to determine the fulfillment of the conditions set forth in Section
     6.1 and to determine whether a material breach has occurred pursuant to
     Section 8.1(d), the Disclosure Schedule will be deemed to exclude any material information contained in any update to the Disclosure Schedule delivered after the date of this Agreement. The delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights of, or the remedies available to, Parent.


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

5.10 No Solicitation. The Company agrees (i) it will negotiate exclusively with Parent and its authorized representatives regarding the transaction contemplated hereby and will not, directly or indirectly, encourage or solicit the submission of, entertain inquiries, proposals or offers from, or enter into any agreement or negotiate with any person or entity (other than Parent and other any such actions taken in connection with the Third-Party Right) for the acquisition of the Company (whether by merger, combination, sale of assets, sale of stock or otherwise) or other disposition of assets or technology other than in the ordinary course of business, and (ii) it will not furnish to any person any information with respect to any transaction prohibited by this Section 5.10. The Company agrees to take the necessary steps to promptly inform any such third party of the obligations undertaken in this Section 5.10 and this Agreement. The Company agrees to promptly inform Parent of any such inquiry from any such third party, including the material terms thereof (including without limitation, any terms regarding price) and the identity of the Person making such inquiry, and to keep Parent informed, on a current basis, of the status and terms of any such proposals or offers.

5.11 Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except as required by Applicable Law, rule or regulation. The parties shall maintain this Agreement and the terms hereof in strict confidence, and neither party shall disclose this Agreement or any of its terms to any third party unless specifically ordered to do so by a court of competent jurisdiction after consulting with the other party or unless required by Applicable Law or regulation including, but no limited to, the rules and regulation of the Securities and Exchange Commission and the NASDAQ Stock Market. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement.

5.12 Preparation of Tax Returns: Tax Matters.

     (a) Pre-Closing Tax Returns. The Company shall timely file at its expense all Tax Returns required to be filed by the Company or any Subsidiary on or before the Closing Date; provided, however, that, after the date hereof, the Company shall not file any such Tax Returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, property, withholding or employment tax returns or statements) for any Tax period in a manner that is inconsistent with past practice, and Parent shall promptly be provided a copy of such Tax Returns prior to the Closing Date.

     (b) Post-Closing Tax Returns. Parent will file (or cause to be filed) all Tax Returns of the Company and any Subsidiary required to be filed after the Closing Date, including Tax Returns for Tax Periods (or portions thereof) ending on or prior to the Closing Date. Neither Parent nor its Affiliates or representatives shall take any action (i) inconsistent with the tax treatment of the Merger as a sale of stock by the Stockholders or (ii) which has the direct or indirect effect of treating the Merger as a purchase of assets by Parent or the Merger Subsidiary.

     (c) Tax Election. The Stockholders will cause the Company not to make any new elections with respect to Taxes, or any changes in current elections with respect to Taxes after the date of the Latest Balance Sheet without the prior written consent of Parent.

     (d) Clearance Certificates. The Stockholders will on or before the Closing Date hereof provide Parent with any clearance certificates or similar documents that may be required by any Governmental Authority in order to relieve Parent of any obligation to withhold any portion of the Merger Consideration.

     (e) Termination of Tax Allocation Agreements. Any and all tax allocation or sharing agreements or arrangements (other than this Agreement), whether or not written, that may have been entered into by and between Company or its Subsidiaries, on the one hand, and any other person, shall be terminated as to the Company and the Subsidiaries as of the Effective Time, and no payments which are owed by or to the Company or any Subsidiary pursuant thereto shall be made thereunder.

     (f) Assistance and Cooperation. Each of Parent and Stockholders will provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will provide the other with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules.

     (g) Tax Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other payments otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payments. To the extent that amounts are so withheld, such withheld amounts shall be promptly remitted by Parent or the Exchange Agent to the applicable Governmental Authority requiring such withholding and shall be treated for all purposes of this Agreement as having been paid to the person for whom such deduction and withholding was made.

     (h) Imputed Interest. Stockholders acknowledge that a portion of the Milestone Consideration they may receive pursuant to Section 2.1(b) will be considered to be imputed interest. Parent will compute and report such imputed interest as provided in Section 1.483-4 of the Treasury Regulations.

5.13 Repayment of Related Party Indebtedness. Prior to the Effective Time (a) the Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders, each of which advances or receivables is specifically reflected in Section 5.13 of the Disclosure Schedule, and (b) the Company shall repay all amounts outstanding under loans to the Company from any Stockholder, each of which loans to the Company is specifically reflected in Section 5.13 of the Disclosure Schedule.

5.14 State Takeover Statutes. The Company and its Board of Directors shall (a) take all reasonable actions necessary to ensure that no "Fair Price," "Control Share Acquisition," "Moratorium" or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Written Consents, the Merger or any of the other transactions contemplated hereby or thereby and (b) if any "Fair Price," "Control Share Acquisition," "Moratorium" or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, the Written Consents, the Merger or any other transaction contemplated hereby or thereby, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

5.15 Stockholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent.

5.16 NASDAQ Listing. Parent shall prepare and submit to NASDAQ a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 2. The Company shall cooperate with Parent in such listing application.

5.17 Notice of Breach.

     (a) From the date of this Agreement until the Closing Date, Parent shall provide prompt written notice to the Company of any fact or circumstance of which Parent is aware and which, to Parent's actual knowledge at the time it becomes aware of such fact or circumstance, constitutes a material breach of any representation or warranty of Company set forth in Article 3.

     (b) From the date of this Agreement until the Closing Date, the Company shall provide prompt written notice to Parent of any fact or circumstance of which the Company is aware and which, to the Company's actual knowledge at the time it becomes aware of such fact or circumstance, constitutes a material breach of any representation or warranty of Parent set forth in
          Article 4.

5.18 Parent Board Seat. Promptly upon the consummation of the Merger, the Stockholder Representative shall be entitled to designate a person reasonably acceptable to Parent and Parent's nominating committee (the "Board Nominee") to serve as a member of Parent's Board of Directors until the next annual meeting of Parent's shareholders (the "Initial Meeting"). Parent agrees to (a) appoint the Board Nominee to Parent's Board of Directors, (b) use at least the same level of effort to cause the Board Nominee to be elected to Parent's Board of Directors as those efforts used in connection with the election of its other board members, and (c) immediately prior to the Closing, increase the size of Parent's Board of Directors by one member to six (6) members total. If the Board Nominee originally appointed should be removed or have his or her service terminated from Parent's Board of Directors by reason of his or her death or disability, the Stockholder Representative shall have the one-time right to designate a successor Board Nominee reasonably acceptable to Parent and Parent's nominating committee (the "Successor Board Nominee"), and, following such designation, Parent agrees to take the actions described in
     (a) and (b) of this Section 5.18 with respect to the Successor Board Nominee. In the period between the time that the Board Nominee or Successor Board Nominee, as applicable, is elected or appointed to Parent's Board of Directors and the next succeeding annual meeting of Parent's shareholders, the Board Nominee or Successor Board Nominee, as applicable, may be removed from Parent's Board of Directors only for cause or otherwise required in accordance with applicable law. If the Board Nominee or Successor Board Nominee, as applicable, is elected to Parent's Board of Directors at the Initial Meeting, and only for so long as the Board Nominee or Successor Board Nominee, as applicable, is (x) so elected at subsequent meetings, and
     (y) not removed for cause or because such removal would be in the Parent's interest, then prior to each such meeting of Parent's shareholders at which directors are elected through the calendar year ending December 31, 2013 (or, if earlier, the calendar year in which all Milestone Consideration has been fully issued to the Company's stockholders in accordance with this Agreement and/or set-off against claims as provided in Section 9.6), Parent shall re-nominate the Board Nominee or Successor Board Nominee, as applicable, to Parent's Board of Directors. The Stockholder Representative agrees to supply to Parent in writing within a reasonable amount of time prior to each such annual meeting any information about the Board Nominee or the Successor Board Nominee as may be reasonably requested by Parent or required by Applicable Law.

5.19 Incentive Program for Continuing Employees. In consultation with the Company's chief executive officer, Parent shall identify individual employees of the Company prior to the Closing to whom offers of employment retention, or continuing employment with the Company shall be made (the "Continuing Employees"). At or prior to the Closing, Parent, in its sole and absolute discretion, shall determine (a) which of the Continuing Employees (the "Selected Continuing Employees") will be eligible to participate in a retention incentive program funded by Parent (the "Incentive Program"), (b) any agreements, which may include but are not limited to employment and non-competition agreements, to be entered into by the Selected Continuing Employees prior to such


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     employees being deemed eligible to participate in the Incentive Program,
     (c) the amount and type of consideration to be paid pursuant to the Incentive Program, and (d) the timing of when such consideration shall be paid to the Selected Continuing Employees.

5.20 Issuance of Milestone Consideration.

     (a) During the Contingent Period, Parent will use, and will cause the Surviving Corporation and their Affiliates to use, commercially reasonable efforts to (i) complete the Milestones, and (ii) in good faith not undertake any action the primary purpose of which is to negatively impact the amount or potential for issuance of Milestone Consideration.

     (b) In the event that, after the date of the Closing but on or prior to the required date of issuance of any Milestone Consideration, the shares of Parent Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of Parent or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination or otherwise) or if the number of shares of Parent Common Stock shall be increased solely through the payment of a stock dividend, then there shall be substituted for or added to each share of Milestone Consideration which may become issuable, the number and kind of shares of stock or other securities into which each outstanding share of Parent Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

     (c) In the event of a Parent Change of Control (i) Parent shall require the third party in such transaction (the "Acquiror") to assume all of Parent's duties and obligations hereunder, including without limitation those relating to the Milestones and the Milestone Consideration, and (ii) the Stockholders will be entitled to receive Milestone Consideration following achievement of the Milestones in the manner and subject to the conditions set forth herein; provided, however, that, upon achievement of a Milestone following a Parent Change of Control, the Stockholders shall be entitled to receive, in lieu of the Parent Common Stock that would otherwise have been payable hereunder, the consideration that they would have been entitled to receive from Acquiror had that Milestone been achieved immediately prior to the Parent Change of Control.

     (d) Notwithstanding any other provision in this Agreement, and excluding the Initial Merger Consideration, in no event will more than an aggregate of ten million (10,000,000) shares of Parent Common Stock (or the equivalent in the case of a Parent Change of Control) be issued to the Stockholders hereunder (subject to appropriate adjustments to such 10,000,000 shares in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof).

     (e) Parent agrees to reserve and keep available out of its authorized but unissued shares of Parent Common Stock, solely for the purpose of effecting the issuance


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          of the Milestone Consideration, such number of Parent Common Stock as shall from time to time be sufficient to effect the issuance of the Milestone Consideration. If at any time the number of authorized but unissued shares of Parent Common Stock shall not be sufficient to effect the issuance of the Milestone Consideration, this corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Parent Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to Parent's Articles of Incorporation.

5.21 Recovery of Edwards Holdback Amount. If any portion of the Edwards Holdback Amount is not received on or prior to January 15, 2007, Parent may permanently set-off against (and permanently reduce) any shares of Parent Common Stock otherwise distributable to the Stockholders as Escrow Shares (and such reduced Escrow Shares shall thereupon automatically be deemed authorized and unissued capital stock of Parent) or Milestone Consideration a number of such shares equal to the quotient obtained by dividing (a) the unpaid portion of the Edwards Holdback Amount, by (b) the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) January 15, 2007. If Parent so exercises its right of set-off pursuant to this Section 5.21 and, upon the request of the Stockholder Representative and only if there is a good faith claim supported by valid facts and legal authority to do so, Parent shall use commercially reasonable efforts to pursue a good faith claim(s) to recover such unpaid portion of the Edwards Holdback Amount; provided, however, that Parent shall be under no such obligation if the non-payment of the Edwards Holdback Amount was due to the Company's breach of the Master Agreement prior to the Closing; provided, further, that Parent shall not be entitled to set off any shares of Parent Common Stock in connection with the Edwards Holdback Amount if Parent's failure to receive such amount is due to Parent's or Surviving Corporation's post-Closing breach of the Edwards Agreement (where such breach did not commence prior to the Closing). Parent shall remit all amounts recovered, if any, to the Stockholder Representative; provided, however, that Parent and the Stockholders shall each bear one-half of all costs, fees, expenses and other amounts (including without limitation attorney fees, expert witness fees, and any other similar expenses) (collectively, "Holdback Expenses") reasonably incurred by Parent in connection with such recovery with respect to the first $2,000,000 recovered; provided, further, that, with respect to any amounts recovered in excess of $2,000,000, all Holdback Expenses not recovered by Parent pursuant to this sentence shall be paid to Parent and all amounts in excess thereof shall be remitted to the Stockholder Representative.

5.22 Stockholder Approvals; Delivery of Certain Agreements. By 11:59 p.m. Minneapolis time on the date of this Agreement, and following execution and delivery of this Agreement, the Principal Stockholders, and each director of the Company who is also a Stockholder, shall have delivered to Parent
     (a) executed written consents approving this


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     Agreement, the Merger and all transactions related thereto (the "Written
     Consents"); and (b) executed Share Transfer Restriction Agreements. The failure to timely deliver any of the documents described in this Section
     5.22 shall result in the immediate termination of this Agreement, and abandonment of the transactions contemplated herein, without further action by any party hereto.

5.23 Affiliate Letters. Within ten (10) business days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are to the Company's knowledge "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent, prior to the Effective Time, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to Parent and the Company from each such person.

5.24 General Restrictions on Transfer of Parent Common Stock. The Company agrees to cause each Stockholder who may hold, following payment of the Initial Merger Consideration, and, assuming the payment thereof, any Milestone Consideration, more than 100,000 shares of Parent Common Stock (each such Stockholder, a "Significant Stockholder") and who has not previously delivered such agreement pursuant to Section 5.22, to execute and deliver to Parent on or prior to the Closing Date a Share Transfer Restriction Agreement, in the form mutually agreed upon by Parent and the Company (the "Share Transfer Restriction Agreement"), which Share Transfer Restriction Agreement shall contain, among others, the following restrictions:

     (a) With respect to Initial Merger Consideration other than Escrow Shares, in no event will any Significant Stockholder sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") all or any portion of such Initial Merger Consideration prior to the six- (6-) month anniversary of the Closing Date (the "Initial Lock-Up Period"). During each of the five (5) months following the Initial Lock-Up Period, this transfer restriction shall lapse with respect to one-sixth (1/6th) of such Initial Merger Consideration received by such Stockholder. On the date that is six (6) months after Initial Lock-Up Period, the transfer restriction shall lapse with respect to the remaining portion of such Initial Merger Consideration.

     (b) With respect to Escrow Shares distributed to Stockholders, if any, in no event will any Significant Stockholder Transfer all or any portion of his, her or its Escrow Shares except that, during each of the five
          (5) months following the Distribution Date, this transfer restriction shall lapse with respect to one-sixth (1/6th) of the Escrow Shares received by such Stockholder. On the date that is six (6) months after the Distribution Date, the transfer restriction shall lapse with respect to the remaining portion of such Escrow Shares.

     (c) With respect to Milestone Consideration actually issued to Stockholders, if any, in no event will any Significant Stockholder Transfer all or any portion of his, her or its Milestone Consideration except that, during each of the five (5) months following each Milestone Date, this transfer restriction shall lapse with respect to


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          one-sixth (1/6th) of the Milestone Consideration received by such
          Stockholder on such date. On the date that is six (6) months after each Milestone Date, the transfer restriction shall lapse with respect to the remaining portion of such Milestone Consideration.

5.25 Company 401(k) Plan.

     (a) Parent reserves the right to request in writing that the Company cease contributions to and/or terminate one or more of the Company Pension Plans, Welfare Plans and Compensation Plans, such termination to be effective immediately prior to (and conditional upon) the Effective Time, and the Company will take such requested action.

     (b) Notwithstanding Section 5.25(a) the Company will cease contributions to and terminate each Company Pension Plan qualified under Code
          Section 401(k) (the "Company 401(k) Plan"), and will in the form and substance satisfactory to Parent, (i) adopt written resolutions to terminate such Company 401(k) Plan and to fully (100%) vest all participants under said Company 401(k) Plan, such termination and vesting to be effective no later than one business day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement and (ii) deliver, prior to the Closing Date, notice of the Company 401(k) Plan termination to participants and any trustees and custodians of the Company 401(k) Plan and/or its assets. As soon as practicable after the Closing Date, Parent will cause the Surviving Corporation to prepare IRS Form 5310, with full disclosure of the transaction and the fact that Company employees participating in the Company 401(k) Plan as of the Closing Date will become participants in the Parent's 401(k) Plan as soon as administratively feasible following the Closing Date. Parent reserves the right to suspend the distribution of benefits from the Company 401(k) Plan to participants who are employees of the Surviving Corporation until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of such Company 401(k) Plan and the completion of final testing and record keeping for such Company 401(k) Plan. Parent will cause the Parent 401(k) Plan to credit each employee of the Surviving Corporation with service such employee completed with the Company as of the Closing Date solely for purposes of calculating eligibility service and vesting service under the Parent 401(k) Plan

5.26 Company Options. As soon as practicable following the execution of this Agreement, the Company will (i) cause all holders of Company Stock Options granted under the Company Stock Option Plans to, not later than fifteen
     (15) days prior to the Effective Time, agree in writing that any Company Stock Options outstanding as of the Effective Time shall terminate and be cancelled at such time, and (ii) cause all appropriate action to be taken to terminate the Company Stock Plans as of the Effective Time. The Company shall provide such evidence of all such actions as Parent may reasonably request.


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5.27 Amendment to Certain Agreements. As promptly as possible following the execution of this Agreement, the Company will use commercially reasonable efforts to negotiate an amendment to License Agreement, dated as of September 18, 2003, entered into by and between The Cleveland Clinic Foundation and the Company (as successor to VenPro Corporation), as amended by the Amendment to License Agreement, dated as of November 16, 2004, entered into by and between The Cleveland Clinic Foundation and the Company in form and substance reasonably acceptable to Parent.

                                   ARTICLE 6
           CONDITIONS TO PARENT'S AND MERGER SUBSIDIARY'S OBLIGATIONS

     The obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by
Parent:

6.1 Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (a) qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects and the representations and warranties of the Company not so qualified shall be true and correct in all material respects, in each case, as of the date when made (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 6.1, and except as otherwise specifically set forth herein, any disclosure made pursuant to
     Section 5.9 shall be disregarded), and (b) such representations and warranties of the Company shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of such time except as would not have a Material Adverse Effect on the Company.

6.2 Performance. The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

6.3 Filed Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of Delaware.

6.4  Required Approvals and Consents.

     (a) All action required by Applicable Law and otherwise to be taken by the Board of Directors of the Company and the Stockholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (b) All action required by Applicable Law and otherwise to be taken by the shareholders of Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.


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     (c)  All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all persons and entities other than Governmental Authorities shall have been delivered, made or obtained, and Parent shall have received copies thereof.

     (d) Any and all filings and submissions required under any laws or regulations applicable to Parent for the consummation of the transactions contemplated by this Agreement shall have been timely made, and a response satisfactory to Parent shall have been received, or Parent shall be satisfied with the lack of any response, and all applicable statutory waiting periods shall have elapsed.

6.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other person or entity shall have been instituted or threatened that (a) questions the validity or legality of the transactions contemplated hereby, or (b) is reasonably expected either individually or in the aggregate, to have a Material Adverse Effect on the Company or the Subsidiaries taken as a whole.

6.6 Legislation. No Applicable Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

6.7 No Material Adverse Effect. Parent shall not have discovered any fact, event or circumstance which has not been disclosed to Parent in the Disclosure Schedule as of the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company taken as a whole.

6.8 Certificates. Parent shall have received such certificates of the Company's officers, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 6 and such other matters as may be reasonably requested by Parent.

6.9 Other Receipts; Good Standing. Parent shall have received (a) copies of the Certificate of Incorporation, or similar governing document of the Company, certified by the Secretary of State of the State of Delaware, and (b) Certificates of Good Standing (or their equivalent) from the Secretary of State of the State of Delaware and from the Secretary of State of the State of California.

6.10 Opinions of Company Counsel. Parent shall have received an opinion from Reed Smith LLP, counsel to the Company, dated the Closing Date, in a form reasonably acceptable to Parent.

6.11 Escrow Agreement. The Stockholder Representative and Escrow Agent shall have executed and delivered the Escrow Agreement in a form reasonably acceptable to the parties thereto.


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6.12 Exchange Agreement. The Company, the Stockholder Representative and
     Exchange Agent shall have executed and delivered the Exchange Agreement in a form reasonably acceptable to the parties thereto.

6.13 Share Transfer Restriction Agreements. Each of the Significant Stockholders shall have executed and delivered the Share Transfer Restriction Agreement.

6.14 Estimated Reduction Amount Certificate. The Company shall have delivered, and the Company's Chief Executive Officer and Chief Financial Officer shall have executed, the Estimated Reduction Amount Certificate.

6.15 Dissenting Shares. Not more than five percent (5%) of the issued and outstanding shares of Company Capital Stock as of the Closing Date shall be Dissenting Shares and, in any case, no Person who holds (individually or in the aggregate with such Person's Affiliates) more than two percent (2%) of the Company's fully diluted outstanding shares of Company Capital Stock shall have exercised its dissenters' rights under the DGCL.

6.16 Resignation and Release. Parent shall have received Letters of Resignation and Release of Claims, dated effective as of the Effective Time, in substantially the form of Exhibit A from the officers and directors of the Company.

6.17 Tax Withholding Forms. Parent shall have received, from each Stockholder, IRS Form W-9, Form W-8BEN, Form W-8ECI, or other applicable form, as appropriate, establishing exemption from any backup or income Tax withholding on the Merger Consideration.

6.18 Cancellation of Options and Warrants. The Company shall have delivered written evidence satisfactory to Parent that all Company Stock Options and Warrants have been cancelled or exercised in accordance with Section 2.1(c).

6.19 Affiliates' Letters. Parent shall have received a letter from each of the Affiliates of the Company pursuant to Section 5.23 hereof.

                                   ARTICLE 7
                       CONDITIONS TO COMPANY'S OBLIGATIONS

     The obligation of the Company to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by the Company:

7.1 Representations and Warranties True. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement (a) qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects and the representations and warranties of Parent and Merger Subsidiary not so qualified shall be true and correct in all material respects, in each case, as of the date when made, and (b) such representations and warranties of Parent and Merger Subsidiary shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of such time except as would not have a Material Adverse Effect on the Company.


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7.2  Performance. Parent shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

7.3 Filed Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of Delaware.

7.4  Corporate Approvals.

     (a) The Boards of Directors of Parent and Merger Subsidiary and Parent, as sole stockholder of Merger Subsidiary, shall have approved the transactions contemplated hereby and the stockholders of Parent shall have approved the transactions contemplated by this Agreement as to the extent and by the vote required by the laws of the State of Minnesota, the charter documents of Parent and NASDAQ regulations. All action required to be taken by Parent to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (b) All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all persons and entities other than Governmental Authorities shall have been delivered, made or obtained, and Parent shall have received copies thereof..

7.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other person or entity shall have been instituted or threatened that (a) questions the validity or legality of the transactions contemplated hereby, or (b) which is reasonably expected either individually or in the aggregate, to have a Material Adverse Effect on Parent.

7.6 Legislation. No Applicable Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

7.7 No Material Adverse Effect. The Company shall not have discovered any fact, event or circumstance which has not been disclosed to the Company as of the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent taken as a whole.

7.8 Certificates. Parent shall have furnished the Company with such certificates of Parent's officers, in a form and substance reasonably acceptable to the Company, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 7 and such other matters as may be reasonably requested by the Company.

7.9 Other Receipts; Good Standing. The Company shall have received (a) copies of the Articles of Incorporation or Certificate of Incorporation, as applicable, or similar governing document of Parent and Merger Subsidiary, certified by the Secretary of State


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

     of the state of incorporation of Parent and Merger Subsidiary, and (b) Certificates of Good Standing (or their equivalent) from the Secretary of State of each state in which Parent is qualified to transact business.

7.10 Opinion of Parent Counsel. Parent shall have delivered to Company an opinion from Oppenheimer Wolff & Donnelly LLP, counsel to Parent, dated the Closing Date, in a form reasonably acceptable to the Company.

7.11 Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement in a form reasonably acceptable to the parties thereto and the appropriate funding obligations with respect thereto shall have been satisfied.

7.12 Exchange Agreement. Parent and the Exchange Agent shall have executed and delivered the Exchange Agreement in a form reasonably acceptable to the parties thereto.

7.13 NASDAQ Listing. All of the shares of Parent Common Stock issuable as Merger Consideration shall be listed with NASDAQ.

                                    ARTICLE 8
                                   TERMINATION

8.1 Methods of Termination. Subject to the other provisions of this Article 8, and in addition to the provisions set forth in Section 5.22, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by the Stockholders, at any time prior to the Closing:

     (a) By mutual written consent of Parent, Merger Subsidiary and the Company; or

     (b) By Parent and Merger Subsidiary on or after the Termination Date, if any of the conditions provided for in Article 6 of this Agreement have not been reasonably satisfied or waived in writing by Parent prior to such date (unless the failure results primarily from a breach by Parent or Merger Subsidiary of any representation, warranty or covenant contained in this Agreement); or

     (c) By the Company on or after the Termination Date, if any of the conditions provided for in Article 7 of this Agreement have not been reasonably satisfied or waived in writing by the Company prior to such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

     (d) By Parent and Merger Subsidiary if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for thirty (30) days after written notice thereof on the part of the Company set forth in this Agreement; or

     (e) By the Company if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for thirty (30) days after


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

          written notice thereof on the part of Parent or Merger Subsidiary set forth in this Agreement; or

     (f) By either party if any court of competent jurisdiction or any other governmental body has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action has become final and non-appealable; or

     (g) By Parent upon written notice to the Company if the Board of Directors of the Company withdraws, modifies or changes its recommendation regarding the approval of this Agreement or the Merger in a manner adverse to Parent; or

     (h) By Company upon written notice to Parent if, prior to obtaining the approval of the stockholders of Parent, the Board of Directors of Parent withdraws, modifies or changes its recommendation regarding the approval of this Agreement or the Merger in a manner adverse to the Company; or

     (i) By Company, if the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) in any period of sixty (60) consecutive trading days during the period from the date hereof through the Closing Date is equal to or less than $1.50 per share;

     (j) By Parent, if the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) in any period of sixty (60) consecutive trading days during the period from the date hereof through the Closing Date is equal to or less than $1.50 per share.

8.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 8.1, written notice thereof will forthwith be given to the other party or parties, and, subject to Article 9, the transactions contemplated herein will be abandoned, without further action by any party hereto.

8.3  Effect of Termination. If this Agreement is terminated as provided herein:

     (a) each party will, upon request, return all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same;


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     (b)  the obligations of Sections 5.4 (Confidentiality), 5.11 (Public
          Announcements), 12.3 (Expenses) and Article 10 (Arbitration) will continue to be applicable; and

     (c) except as otherwise provided herein to the contrary, no party hereto shall have any liability to any other party to this Agreement except for any willful or intentional breach of, or knowing misrepresentation made in, this Agreement occurring prior to termination of this Agreement.

                                   ARTICLE 9
                          SURVIVAL AND INDEMNIFICATION

9.1 Survival. The representations and warranties of each party contained in this Agreement, and the indemnification obligations of the Company and the Stockholders under this Article 9, will survive the Closing and shall expire eighteen (18) months after the Closing Date. Notwithstanding the preceding sentence (a) the representations and warranties contained in Sections 3.22 (Benefit Plans), 3.25 (Environmental Compliance) and 3.27 (Tax Matters), and the indemnification obligations of the Company and the Stockholders with respect thereto, shall survive the Closing for a period of three (3) months after all applicable statutes of limitations with respect to any claims governing the respective matters set forth therein have expired, and (b) the representations and warranties contained in
     Section 3.24 (Intellectual Property), and the indemnification obligations of the Company and the Stockholders with respect thereto, shall survive the Closing and shall terminate on the earlier of (i) the date on which the all of the Milestone Consideration has been issued or paid as provided in this Agreement or set-off as provided in Section 9.6 hereof, or (ii) the expiration of the Contingent Period. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section 9.1 shall continue to survive, if a notice of Claim pursuant to this Article 9 shall have been timely given under Section 9.4 on or prior to such termination date, until the related claim has been satisfied or otherwise resolved as provided herein; provided, however, that no further Claims for any breach of such extended representation or warranty shall be brought from or after the expiration of such eighteen
     (18) month period. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation; provided, however, that, with respect to any particular claim by Parent, Parent shall have complied with Section 5.17(a) (Notice of Breach); provided, further, that, with respect to any particular claim by the Stockholder Representative, the Company shall have complied with Section 5.17(b) (Notice of Breach).

9.2 Indemnification by Stockholders. Subject to Section 9.5, the Stockholders, severally and not jointly, agree to indemnify, defend and hold harmless Parent, its directors, officers, employees, agents and Affiliates, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by Parent, Merger Subsidiary, its officers, directors, employees, agents and Affiliates, in connection with enforcing their


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     indemnification rights pursuant to this Section 9.2 by reason of or resulting from (a) any untrue representation of, or breach of warranty by, the Company in any part of this Agreement, (b) any non-fulfillment of any covenant, agreement or undertaking of the Company in any part of this Agreement, (c) any Liabilities for any Taxes of the Company, the Subsidiaries or any respective predecessor in interest with respect to any tax period or portion thereof ending on or before the Closing Date, regardless of whether such Liabilities for Taxes arise out of or constitute a breach of any representation, warranty or covenant in this Agreement, but only to the extent any such Liabilities for Taxes exceeds any reserve for such Taxes specifically established in the Latest Balance Sheet, (d) one half of any payments made with respect to Dissenting Shares pursuant to the DGCL in excess of the Merger Consideration per share of Company Capital Stock held by holders of Dissenting Shares, (e) any failure by the Company to fulfill its obligations under Section 5.26 (Company Options), (f) any dispute, claim or disagreement by and among the Stockholder Representative and the Stockholders, and (g) the failure of the Company to obtain assignments from inventors as disclosed in Section 3.24 of the Disclosure Schedule.

9.3 Indemnification by Parent. Subject to Section 9.5, Parent and the Surviving Corporation agree to indemnify, defend and hold harmless each of the Stockholders, its directors, officers, employees, agents and Affiliates from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by them in connection with enforcing their indemnification rights pursuant to this Section 9.3 by reason of or resulting from (a) any untrue representation of, or breach of warranty by, Parent or Merger Subsidiary in any part of this Agreement, (b) any non-fulfillment of any covenant, agreement or undertaking of Parent or Merger Subsidiary in any part of this Agreement, and (c) any liability of the Company or the Surviving Corporation arising out of the operation of the Company, Surviving Corporation or any Subsidiary or any of their respective businesses after the Closing Date.

9.4  Claims for Indemnification.

     (a) Subject to Section 9.1, whenever any claim arises for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), will promptly notify in writing (the "Indemnification Notice") the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are materially prejudiced. In the event that the Stockholders are seeking indemnification as the Indemnified Party hereunder, or indemnification is sought against the Stockholders as an Indemnifying Party hereunder, then in either such case, the Stockholder Representative shall be entitled to act on behalf of, and receive notice on behalf of, the Stockholders for any and all purposes stated therein. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify with reasonable specificity, if known, the basis under which the right to indemnification is being asserted and the amount or


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          an estimate of the amount of the liability arising therefrom. The
          Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; provided, however, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement of the claim. The Indemnified Party shall also have the right and upon delivery of advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default judgment prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable.

     (b) If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in the Indemnification Notice, the Indemnifying Party will deliver, within ten (10) business days after the receipt of the Indemnification Notice, a written objection to such claim which will include, to the extent actually known to the Indemnifying Party: (i) specifications in reasonable detail of the aspects or details objected to, and (ii) the grounds for such objection. If the Indemnifying Party files timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Article 10. If timely notice of objection is not delivered or if a claim by an Indemnified Party is expressly admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.


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9.5  Indemnification Limits.

     (a) Subject to the remainder of this Section 9.5 and except for fraud, the indemnification provisions set forth in this Article 9 shall be the sole and exclusive remedy for the Indemnified Party for a breach of any representation, warranty or covenant by the Indemnifying Party and shall be in lieu of any rights the Indemnified Party may have under law or in equity with respect to any such breaches or otherwise. The liability of each Stockholder as an Indemnifying Party under Section
          9.2 shall be limited to such Stockholder's interest in the Escrow Shares and the Milestone Consideration, if any. The aggregate liability of Parent and Merger Subsidiary under Section 9.3 shall be limited to the aggregate amount of the Merger Consideration paid to the Stockholders.

     (b) Except as expressly provided otherwise herein, and subject to the provisions of Section 9.4 and 9.5(c), (i) neither the Stockholders nor Parent, as the case may be, will be entitled to indemnification for any Damages under this Article 9 unless the aggregate of all Damages to such party is more than $200,000 (the "Basket Amount"), other than Damages under clauses (c) and (e) of Section 9.2 or Damages related to claims based upon breaches of representations and warranties made under Sections 3.4 (Capitalization of the Company) and 4.3 (Capitalization of Parent), which shall not be subject to the Basket Amount, and (ii) when the aggregate amount of all Damages subject to the Basket Amount equals or exceeds the Basket Amount, Parent or the Stockholders, as the case may be, will be entitled to full indemnification of all claims for which indemnification is to be provided under this Article 9 in excess of the $200,000 that constitutes the Basket Amount for such party. Amounts set-off by Parent in connection with Section 5.21 shall not be applied against the Basket Amount; provided, however, that all un-reimbursed expenses that may become due to Parent as a result of, and incurred in connection with, the pursuit of any good-faith claim under Section
          5.21 shall be applied against the Basket Amount. The parties hereto agree that the Basket Amount for each party is a deductible amount and that the Basket Amount will not be deemed to be a definition of "material" for any purpose in this Agreement.

     (c) Except as expressly provided otherwise herein, and subject to the provisions of Section 9.4, Parent will not be entitled to indemnification for any Damages under this Article 9 arising in connection with any breach by the Company of Section 3.24 (Intellectual Property) unless the aggregate of all such Damages is more than $400,000 (the "IP Basket Amount"). When the aggregate amount of all such Damages subject to the IP Basket Amount equals or exceeds the IP Basket Amount, Parent will be entitled to indemnification of seventy-five percent (75%) of all claims in excess of the $400,000 that constitutes to the Basket Amount, with the remaining twenty-five percent (25%) being borne by Parent. The parties hereto agree that the IP Basket Amount will not be deemed to be a definition of "material" for any purpose in this Agreement.


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

     (d) The parties shall make appropriate adjustments for any insurance benefits actually received by the Indemnified Party in determining Damages for purposes of this Article 9.

9.6 Right of Set-Off. Parent shall be entitled to set-off against any shares of Parent Common Stock otherwise issuable by Parent to the Stockholders as Escrow Shares or Milestone Consideration under this Agreement any amounts to which Parent is entitled pursuant to a claim for indemnification by Parent under this Article 9, including without limitation any claim for indemnification under Subsections (c) through (g) of Section 9.2 (collectively, the "Set-Off Amounts"); provided, however, that Parent deposits with the Escrow Agent (with respect to Set-Off Shares derived from Milestone Consideration), or instructs the Escrow Agent to retain (with respect to Escrow Shares), that number of shares of Parent Common Stock having a value equal to such Set-Off Amounts in the escrow account to be held and disposed of by the Escrow Agent pursuant to the terms of the Escrow Agreement pending resolution of any such claim and shall be determined as follows: (i) with respect to Escrow Shares, by dividing (a) the Set-Off Amount, by (b) the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) the Distribution Date, and (ii) with respect to Set-Off Shares, any shares of Parent Common Stock constituting Set-Off Amounts derived from the payment of any Milestone Consideration, if any, shall be valued at the Parent Milestone Share Price (in either case, the resulting number of such shares are referred to as, the "Set-Off Shares"). Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it. Upon Final Resolution of the indemnification claim(s), there shall be returned by the Escrow Agent to Parent that number of Escrow Shares or Set-Off Shares equal to the quotient of the aggregate claim(s) being so paid divided by the Average Market Price, but appropriately adjusted in the event that there occurs any stock dividend, stock split, or similar event with respect to the Parent Stock after the Effective Time, and the Escrow Shares will be deemed permanently reduced and released from escrow and automatically returned to the status of authorized and unissued shares of Parent Capital Stock and such Set-Off Shares shall not be available for distribution to the Stockholders, all in accordance with the terms of the Escrow Agreement.

9.7 Expenses of Stockholder Representative. The reasonable out-of-pocket costs and expenses of the Stockholder Representative in connection with this Agreement or the Escrow Agreement (including legal and other fees incurred in connection with the defense of claims under Article 9) shall be paid by the Stockholders. On or prior to the Closing Date, in order to make funds available for expenses and costs incurred by the Stockholder Representative on behalf of the Stockholders, the Company shall: (a) pay Twenty Thousand Dollars ($20,000) into an escrow account established by the Stockholder Representative (the "Representative's Escrow Account"), and (b) designate up to twenty-five thousand (25,000) shares of Parent Common Stock (out of the Initial


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     Merger Consideration) as additional Reduction Shares (thereby reducing the
     Closing Date Shares that would have otherwise been available to Stockholders) and notify Parent in writing at least three (3) business days prior to Closing that such designated number of shares shall be issued into the Representative's Escrow Account on the Closing Date. The costs of establishing and maintaining the Representative's Escrow Account shall be paid by the Stockholders (and the funds in such escrow may be used for this purpose). Any funds and/or Reduction Shares remaining in the Representative's Escrow Account after satisfaction of all such costs and expenses shall be distributed to each of the Stockholders according to the same ratio as provided under Section 2.2 of this Agreement.

                                   ARTICLE 10
                                   ARBITRATION

10.1 Dispute. Except for any controversy, claim or dispute arising out of the failure by any party to this Agreement to consummate the Merger and the transactions contemplated by this Agreement and subject to the last sentence of this Section 10.1, any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a "Dispute"), shall be resolved by mediation or, failing mediation, by binding arbitration. The agreement to mediate and arbitrate contained in this Article 10 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. Notwithstanding the foregoing, prior to Closing either party may seek injunctive relief with respect to any controversy or claim arising out of or relating to any provision of this Agreement in any court of competent jurisdiction.

10.2 Mediation. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (an "Arbitration Dispute Notice") to the other parties setting forth the nature of the Dispute. The parties shall attempt in good faith to resolve the Dispute by mediation under the CPR Institute for Dispute Resolution ("CPR") Model Mediation Procedure for Business Disputes (the "CPR Procedure") in effect at the time of the Dispute. If the parties cannot agree on the selection of a mediator within twenty (20) days after receipt of the Arbitration Dispute Notice, the mediator will be selected in accordance with the CPR Procedure.

10.3 Arbitration.

     (a) If the Dispute has not been resolved by mediation as provided in Sections 10.1 and 10.2 within sixty (60) days after receipt of the Arbitration Dispute Notice or such greater period as the parties may agree upon in writing, or if a party fails to participate in a mediation, then the Dispute shall be determined by binding arbitration in Wilmington, Delaware. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the date on which the Arbitration Dispute Notice is sent, subject to any modifications contained in this Agreement. The


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          Dispute shall be determined by one (1) arbitrator, except that if the
          Dispute involves an amount in excess of $1,000,000, exclusive of interest and costs, three (3) arbitrators shall be appointed. Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or a CPR Panel of Distinguished Neutrals, or persons who have professional credentials similar to those persons listed on such AAA or CPR panels. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based.

     (b) The arbitration shall be governed by the substantive laws of the State of Delaware, without regard to conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction.

     (c) Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

                                   ARTICLE 11
                                   DEFINITIONS

11.1 Definitions. The following terms, as used herein, have the following meanings:

     (a)  "AAA" shall have the meaning set forth in Section 10.3(a).

     (b)  "Acquiror" shall have the meaning set forth in Section 5.20(c).

     (c) "Actual Reduction Amount" shall have the meaning set forth in Section 2.3(d).

     (d)  "Adjustment Amount" shall have the meaning set forth in Section
          2.3(f).

     (e) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person, or (ii) any Person who may be deemed to be an "affiliate" under Rule 145 of the Securities Act of 1933, as amended.

     (f) "Alternative Stockholder's Representative" shall have the meaning set forth in Section 12.13(a).


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     (g)  "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental, Safety and Health
          Laws) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

     (h)  "Annual Financial Statements" shall have the meaning set forth in
          Section 3.8(a).

     (i)  "Arbitration Dispute Notice" shall have the meaning set forth in
          Section 10.2.

     (j)  "Arbitrator Fee" shall have the meaning set forth in Section 2.3(g).

     (k) "Arbitrator Fee Reduction Shares" shall mean a number, calculated to five (5) decimal points, equal to the quotient obtained by dividing
          (i) the Arbitrator Fee, by (ii) the Parent Closing Share Price; provided, however, that if the Arbitrator Fee is equal to zero, the number of Arbitrator Fee Reduction Shares shall be equal to zero.

     (l) "Average Market Price" means the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on and including the third business day preceding the date of a Final Decision or a written notice of consent or agreement to all or part of a claim against Escrow Shares or a claim related to Set-Off Shares, as the case may be.

     (m)  "Basket Amount" shall have the meaning set forth in Section 9.5(b).

     (n)  "Benefit Plan" shall have the meaning set forth in Section 3.22(h).

     (o)  "Board Nominee" shall have the meaning set forth in Section 5.18.

     (p) "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.

     (q) "CE-Approval Date" means the date upon which Parent or the Surviving Corporation receives notice that the Product qualifies for CE Marking for its marketing and sale into the European Free Trade Association and the European Union, and "CE-Approval" means the receipt by Parent or the Surviving Corporation of such notice.


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     (r)  "Certificate of Merger" shall have the meaning set forth in Section
          1.2.

     (s)  "Closing" shall have the meaning set forth in Section 1.4.

     (t)  "Closing Date" shall have the meaning set forth in Section 1.4.

     (u)  "Closing Date Balance Sheet" shall have the meaning set forth in
          Section 2.3(b).

     (v) "Closing Date Shares" shall mean that number of Parent Common Shares equal to (i) 9,000,000 (with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof and prior to the Effective Time), minus (ii) the Escrow Shares, minus (iii) the Reduction Shares, if any.

     (w) "Closing Ratio" shall mean a number, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) the Closing Date Shares by (ii) the Fully-Diluted Outstanding Shares.

     (x) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code, part 6 of Title I of ERISA and applicable regulations issued thereunder.

     (y)  "Code" shall have the meaning set forth in the Recitals.

     (z) "Company 401(k) Plan" shall have the meaning set forth in Section 5.25(b).

     (aa) "Company Board Recommendation" shall have the meaning set forth in
          Section 5.8(a).

     (bb) "Company Capital Stock" means Company Common Stock and Company Preferred Stock.

     (cc) "Company Certificate" and "Company Certificates" shall mean, individually and collectively, any certificate representing either shares of Company Common Stock or shares of Company Preferred Stock.

     (dd) "Company Common Stock" means the common stock, $.001 par value, of the Company.

     (ee) "Company Licenses" shall have the meaning set forth in Section
          3.12(a).

     (ff) "Company Preferred Stock" means the Series A Preferred Stock, $.001 per share par value, the Series B Preferred Stock, $.001 per share par value, the Series C Preferred Stock, $.001 per share par value, the Series D Preferred Stock, $.001 per share par value, and the Series E Preferred Stock, $.001 per share par value of the Company.


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     (gg) "Company Securities" shall have the meaning set forth in Section 3.4.

     (hh) "Company Special Meeting" shall have the meaning set forth in Section 5.8(a).

     (ii) "Company Stock Option" means an option to purchase a share of the Company's Common Stock granted pursuant to the Company Stock Option Plans.

     (jj) "Company Stock Option Plans" means the Stock Option Plan of 3F Therapeutics, Inc.

     (kk) "Company Warrants" means those warrants described in Section 3.4 the Disclosure Schedule.

     (ll) "Compensation Plan" means any material benefit or arrangement that is not either a Pension Plan or a Welfare Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each bonus, incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each current or deferred compensation agreement, arrangement or policy, (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate of the Company covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them, and (viii) each agreement, arrangement or plan that provides for the payment of compensation to any person who provides services to the Company and who is not an employee, former employee, director or former director of the Company.

     (mm) "Consent" or "Consents" shall have the meaning set forth in Section
          3.6.

     (nn) "Contingent Period" means the period beginning on the Closing Date and ending December 31, 2013.

     (oo) "Continuing Employees" shall have the meaning set forth in Section
          5.19.

     (pp) "Contracts" means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Company is a party on the Closing Date, including the Scheduled Contracts.

     (qq) "Core Intellectual Property" means all patents and patent applications disclosing, having claims, whether pending or allowed as of the Closing Date, that read on, or that otherwise cover the Company's Model 1000 heart valve, the Products, deployment tools for deploying the foregoing in situ, and methods of delivery, placement and manufacturing related thereto.

     (rr) "CPR" shall have the meaning set forth in Section 10.2.


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     (ss) "CPR Procedure" shall have the meaning set forth in Section 10.2.

     (tt) "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, without giving effect to any qualifications as to materiality or Material Adverse Effect contained in any representation or warranty contained herein, including, but not limited to, (i) interest on cash disbursements in respect of any of the foregoing at the "prime rate" as published in The Wall Street Journal, from time to time from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants, bankers and other agents of the Person incurring such expenses.

     (uu) "DGCL" shall have the meaning set forth in Section 1.1.

     (vv) "Disclosure Schedule" shall have the meaning set forth in the preamble to Article 3.

     (ww) "Dispute" shall have the meaning set forth in Section 10.1.

     (xx) "Dispute Notice" shall have the meaning set forth in Section 2.3(c).

     (yy) "Dissenting Shares" shall have the meaning set forth in Section 2.4.

     (zz) "Distribution Date" shall have the meaning set forth in Section 2.2.

     (aaa) "Edwards Agreement" means that certain Master Agreement dated June 2, 2005 between Edwards Lifesciences PVT, Inc. and the Company.

     (bbb) "Edwards Holdback Amount" means an amount equal to $2,000,000 held back pursuant to the Edwards Agreement.

     (ccc) "Effective Time" shall have the meaning set forth in Section 1.2.

     (ddd) "Environmental, Safety and Health Laws" means all Applicable Laws in any way relating to Environmentally Regulated Materials, toxic torts, occupational health and safety, or the environment, including, without limitation, the Safe Drinking Water and Toxic Enforcement Act ("Proposition 65"), the Federal Resource Conservation and Recovery Act ("RCRA"), the Federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Federal Clean Air Act, the Federal Water Pollution Control Act, the Federal Safe Drinking Water Act, the Federal Toxic Substances Control Act ("TSCA"), the Federal National Environmental Policy Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Emergency Planning and Community Right to Know Act, the Federal Hazard Communication Act, the Federal Occupational Safety and Health Act, any requirements promulgated pursuant to these Applicable Laws, amendments, or restatements thereof or similar enactments


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

          thereof, as is now or at any time hereafter may be in effect, or any analogous foreign, state or local Applicable Laws.

     (eee) "Environmental Liabilities" means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties, or otherwise) whether currently in existence or arising hereafter which arise under any Environmental, Safety or Health Laws.

     (fff) "Environmentally Regulated Material" means any element, compound, waste, pollutant, contaminant, substance, material or any mixture thereof: (i) the presence of which requires investigation or remediation under any Applicable Law; (ii) that is defined as a "hazardous waste" or "hazardous substance," or chemicals known to cause cancer or reproductive toxicity under any Applicable Law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Company; (iv) the presence of which causes a nuisance, trespass or other tortious condition; (v) the presence of which poses a hazard to the health or safety of Persons; (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or asbestos, (vii) that gives rise to any exposure prohibition or warning requirement under any Environmental Law; or (viii) that is otherwise regulated in any way under any Environmental Law.

     (ggg) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (hhh) "ERISA Affiliate" means any "person," within the meaning of Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA.

     (iii) "Escrow Agent" shall have the meaning set forth in Section 2.2.

     (jjj) "Escrow Agreement" shall have the meaning set forth in Section 2.2.

     (kkk) "Escrow Shares" shall have the meaning set forth in Section 2.2.

     (lll) "Estimated Reduction Amount" shall have the meaning set forth in
          Section 2.3(a).

     (mmm) "Estimated Reduction Amount Certificate" shall have the meaning set forth in Section 2.3(a).

     (nnn) "Excess Shares" shall have the meaning set forth in Section 2.7.

     (ooo) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (ppp) "Exchange Agent" shall have the meaning set forth in Section 2.5(a).


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     (qqq) "Exchange Agreement" shall have the meaning set forth in Section
          2.5(a).

     (rrr) "Exchange Fund" shall have the meaning set forth in Section 2.5(a).

     (sss) "Extraordinary Transaction" shall mean (i) the transfer, whether by sale, license or otherwise, to a third party of a Product, and, concurrent therewith, Parent's discontinuance of its efforts to achieve the Milestones relating to that Product, as set forth in clause (i) or clause (ii) of the definition of Milestones.

     (ttt) "FDA" means the United States Food and Drug Administration.

     (uuu) "FICA" shall have the meaning set forth in Section 3.22(g).

     (vvv) "Filed Contracts" shall have the meaning set forth in Section 4.13.

     (www) "Final Decision" means a decision, order, judgment or decree of an arbitrator or court having jurisdiction that is either not subject to appeal or as to which notice of appeal has not been timely filed or served.

     (xxx) "Fully Diluted Outstanding Shares" means the total number of outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time plus all shares of Company Common Stock issuable or issued as of immediately prior to the Effective Time upon conversion (or giving effect to the conversion) of all outstanding shares of Company Preferred Stock.

     (yyy) "GAAP" means generally accepted accounting principles in the United States.

     (zzz) "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     (aaaa) "Government Programs" shall have the meaning set forth in Section 3.13(a).

     (bbbb) "Grants" shall have the meaning set forth in Section 3.19.

     (cccc) "Group Health Plan" means any group health plan, as defined in
          Section 5000(b)(1) of the Code.

     (dddd) "HIPAA" shall have the meaning set forth in Section 3.22(e).

     (eeee) "HIPAA Privacy, Security and other Administrative Simplification Regulations" means the regulations issued by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996.


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     (ffff) "Holdback Expenses" shall have the meaning set forth in Section
          5.21.

     (gggg) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     (hhhh) "Incentive Program" shall have the meaning set forth in Section
          5.19.

     (iiii) "Indemnified Party" shall have the meaning set forth in Section 9.4(a).

     (jjjj) "Indemnifying Party" shall have the meaning set forth in Section 9.4(a).

     (kkkk) "Indemnification Notice" shall have the meaning set forth in Section 9.4(a).

     (llll) "Information" shall have the meaning set forth in Section 5.4.

     (mmmm) "Initial Lock-Up Period" shall have the meaning set forth in Section 5.24(a).

     (nnnn) "Initial Meeting" shall have the meaning set forth in Section 5.18.

     (oooo) "Initial Merger Consideration" shall have the meaning set forth in
          Section 2.1(b)(i).

     (pppp) "Intellectual Property" means all rights of the Company in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

     (qqqq) "IP Basket Amount" shall have the meaning set forth in Section
          9.5(c).

     (rrrr) "IRS" means the Internal Revenue Service.

     (ssss) "Joint Proxy Statement" shall have the meaning set forth in Section 3.7.

     (tttt) "Labor Laws" shall have the meaning set forth in Section 3.23(i)

     (uuuu) "Latest Balance Sheet" shall have the meaning set forth in Section 3.8(a).


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     (vvvv) "Latest Financial Statements" shall have the meaning set forth in
          Section 3.8(a).

     (wwww) "Liability" or "Liabilities" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's or any Subsidiary's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable, whether or not the same is required to be accrued on the financial statements or is disclosed on the Disclosure Schedule.

     (xxxx) "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse claim or charge of any kind in respect of such asset.

     (yyyy) "Material Adverse Effect" means, with respect to the Company or Parent, in either case as applicable, an individual or cumulative adverse change in or effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties, liabilities or prospects (financial or otherwise) of such party which (i) is reasonably expected to be materially adverse to the business, properties, working capital condition (financial or otherwise), assets, liabilities or prospects (financial or otherwise) of such party or its subsidiaries taken as a whole; or (ii) would prevent such party from consummating the transactions contemplated hereby, other than as a result of (A) changes, conditions or events that are generally applicable to the industry in which the Company, Parent or the Merger Subsidiary, as applicable, operates or the U.S. economy in general, or acts of war, armed hostilities or terrorism, or (B) changes in Applicable Law or U.S. GAAP or interpretations thereof.

     (zzzz) "Medicaid" shall have the meaning set forth in Section 3.13(a).

     (aaaaa) "Medicare" shall have the meaning set forth in Section 3.13(a).

     (bbbbb) "Merger" shall have the meaning set forth in Section 1.1.

     (ccccc) "Merger Consideration" means the aggregate consideration that becomes payable to the Stockholders under this Agreement, including the Initial Merger Consideration and the Milestone Consideration.


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     (ddddd) "Milestones" means the occurrence of any one or more of the following: (i) receipt by Parent or Surviving Corporation of CE-Approval for any Product on the CE-Approval Date; (ii) receipt by Parent or Surviving Corporation of PMA-Approval for any Product on the PMA-Approval Date; (iii) the consummation of an Extraordinary Transaction.

     (eeeee) "Milestone Consideration" shall have the meaning set forth in
          Section 2.1(b)(ii).

     (fffff) "Milestone Date" means the date of satisfaction of each and any Milestone satisfied during the Contingent Period.

     (ggggg) "Milestone Ratio" means a number, subject to adjustment as provided in this Agreement, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) Milestone Shares, by (ii) the Fully-Diluted Outstanding Shares.

     (hhhhh) "Milestone Shares" means a number equal to either:

          (i) In the event that the Milestone satisfied in the applicable circumstance is either CE-Approval or PMA-Approval, then:

               (1) assuming no Milestone Shares have been previously issued in connection with an Extraordinary Transaction, one-half of the Total Contingent Shares; or

               (2) in the event that any of the Total Contingent Shares have been previously issued in connection with an Extraordinary Transaction, then (A) upon the first occurrence of the satisfaction of such a Milestone, a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the difference between (1) Total Contingent Shares, and (2) the aggregate number of Total Contingent Shares issued in connection with such Extraordinary Transaction, by (y) two, provided the result is greater than zero (and if the result is zero or less than zero, then no additional shares of Parent Common Stock shall then be deemed earned or issuable upon satisfaction of such Milestone), and (B) upon the second occurrence of the satisfaction of such a Milestone, all of the Remaining Shares.

          (ii) In the event that the Milestone satisfied is an Extraordinary Transaction, (i) all Remaining Shares if the Net Proceeds therefrom equals or exceeds $35,000,000, or (ii) if the Net Proceeds therefrom are less than $35,000,000, a number of shares of Parent Common Stock equal to the product obtained by


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

               multiplying (i) the Total Contingent Shares, by (ii) the quotient obtained by dividing (A) Net Proceeds, by (B) $35,000,000.

     (iiiii) "Monthly Meeting" shall have the meaning set forth in Section
          2.3(a).

     (jjjjj) "Net Proceeds" means that amount received by or payable to Parent or Surviving Corporation, or their respective Affiliates, in connection with an Extraordinary Transaction equal to (a) the gross proceeds thereof, reduced by (b) the sum of (i) all expenses incurred by Parent or Merger Subsidiary in connection with the Extraordinary Transaction, and (ii) the aggregate direct development and commercialization costs and expenses incurred by (A) the Company between December 1, 2005 and the Closing, and (B) Parent or Surviving Corporation following the Closing, in connection with the achievement of CE approval or PMA approval, as applicable, and increased by (c) the sum of (i) Ten Million Dollars ($10,000,000), and (ii) the Edwards Holdback Amount, if and to the extent received by the Surviving Corporation or Parent (it being understood that, if any portion of the Edwards Holdback Amount, net of expenses incurred by Parent in accordance with Section 5.21, if any, is recovered, then a recalculation of Net Proceeds shall be made at such time and any additional shares of Milestone Consideration that are owed to Stockholders (using the same value as was used in connection with Parent's exercise of set-off rights in accordance with Section 5.21) as a result of the receipt of this amount shall be deposited with the Exchange Agent for distribution to the Stockholders in accordance with
          Section 2.5 and the Exchange Agreement).

     (kkkkk) "Non-Core Intellectual Property" means all Intellectual Property except the Core Intellectual Property.

     (lllll) "OCS" shall have the meaning set forth in Section 3.19.

     (mmmmm) "Operating Budget" means that certain operating budget for the Company covering the period from December 1, 2005 through the Closing which has been mutually agreed to by the Company and Parent, a copy of which is attached hereto as Exhibit B.

     (nnnnn) "OSHA" shall have the meaning set forth in Section 3.23(g).

     (ooooo) "Parent Change of Control" means (a) any acquisition of Parent or Surviving Corporation by another person or entity (or group of persons or entities) by means of any transaction or series of transactions (including, without limitation, any reorganization, consolidation or merger of Parent or Surviving Corporation with or into any other entity) (i) in which the holders of Parent's or Surviving Corporation's (as applicable) outstanding capital stock immediately before the first such transaction do not, immediately after the consummation such transaction, retain stock or other


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

          equity interests representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction, or (ii) after which any such person or entity and its affiliates hold more than fifty percent (50%) of the voting power of Parent's or Surviving Corporation's outstanding capital stock; or (b) any sale, conveyance or disposition of all or substantially all of the assets of Parent or Surviving Corporation.

     (ppppp) "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

     (qqqqq) "Parent Closing Share Price" means the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) the date immediately prior to the Closing Date.

     (rrrrr) "Parent Licensees" shall have the meaning set forth in Section
          4.9(a).

     (sssss) "Parent Milestone Share Price" means the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) the date that is fifteen (15) days following the CE-Approval Date or the PMA-Approval Date, as applicable.

     (ttttt) "Parent SEC Reports" shall have the meaning set forth in Section
          4.7(a).

     (uuuuu) "Parent Securities" shall have the meaning set forth in Section
          4.3(a).

     (vvvvv) "Parent Special Meeting" shall have the meaning set forth in
          Section 5.8(b).

     (wwwww) "PCBs" shall have the meaning set forth in Section 3.25(a).

     (xxxxx) "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

     (yyyyy) "Permits" shall have the meaning set forth in Section 3.16.

     (zzzzz) "Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings and which contested Taxes are described on the Disclosure Schedule; (ii) statutory Liens of landlords and Liens of carriers,


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

          warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements;
          (iv) Liens and encumbrances specifically identified in the Latest Balance Sheet; (v) Liens securing executory obligations under any lease that constitutes an "operating lease" under GAAP; (vi) Liens granted in connection with purchase money obligations; and (vii) other Liens set forth on the Disclosure Schedule; provided, however, that, with respect to each of clauses (i) through (vi), to the extent that any such Lien on any of the Company's or its Subsidiaries' assets arose prior to the date of the Latest Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued for under GAAP, such Lien shall not be a Permitted Lien unless all such Liabilities have been fully accrued or otherwise reflected on the Latest Balance Sheet. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

     (aaaaaa) "Person" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

     (bbbbbb) "Plan Affiliate" means, with respect to any Person, any Benefit
          Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such plan or arrangement.

     (cccccc) "PMA-Approval Date" means the date upon which Parent or the Surviving Corporation receives notice from the FDA that the Product has received PMA approval, including but not limited to final labeling, from the FDA to market the Product for the minimally invasive and transcatheter replacement of heart valves, and "PMA-Approval" means the receipt by Parent or the Surviving Corporation of such notice.

     (dddddd) "Principal Stockholders" shall have the meaning set forth in
          Section 3.37.

     (eeeeee) "Product" or "Products" means (i) the Company's aortic heart valve replacement technology known as the 3F Enable Aortic Heart Valve,(TM)
          (ii) the 3F Entrata Aortic Heart Valve System,(TM) and (iii) any product or products that are derived from such technologies.


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     (ffffff) "Properties" means any real property owned or leased by or to the
          Company or a Subsidiary.

     (gggggg) "Record Date" shall have the meaning set forth in Section 3.40.

     (hhhhhh) "Reduction Amount" means the aggregate dollar amount, if any, of the sum of the following: (i) deviations from the amounts for business operational line items stated in the Operating Budget during the period between the date of this Agreement and the Closing Date, other than deviations that were, before being incurred, specifically approved in writing by Richard A. Curtis, Parent's Vice President, Marketing and Business Development or Jack Judd, Parent's Chief Financial Officer, plus (ii) the amount by which the Company's actual transaction-related expenses incurred (including past due amounts owing to legal counsel for intellectual property matters, restructure fee payable to Company's senior lender, non-recurring employee expenses/severance, investment banking fees and expenses, legal counsel fees and expenses, accounting fees and expenses, alternative minimum tax liabilities and other directly related expenses) exceeds Three Million Six Hundred Thirty Six Thousand Eight Hundred Fifty Three Dollars ($3,636,853). Parent and Company shall review this at the final Monthly Meeting as provided in Section 2.3.

     (iiiiii) "Reduction Shares" means a number, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) the Estimated Reduction Amount, by (ii) the Parent Closing Share Price; provided, however, that if the Reduction Amount is equal to zero, the number of Reduction Shares shall be equal to zero.

     (jjjjjj) "Registration Statement" shall have the meaning set forth in
          Section 5.7(b).

     (kkkkkk) "Remaining Shares" means a number equal to (i) Total Contingent
          Shares, minus (ii) the aggregate number of shares of Parent Common Stock issued in connection with previous Milestones, if any.

     (llllll) "Representatives" shall have the meaning set forth in Section 5.4.

     (mmmmmm) "Representative's Escrow Account" shall have the meaning set forth in Section 9.7.

     (nnnnnn) "Scheduled Contracts" shall have the meaning set forth in Section
          3.21(a).

     (oooooo) "Securities Act" means the Securities Act of 1933, as amended.

     (pppppp) "SEC" means the Securities and Exchange Commission.


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

     (qqqqqq) "Selected Continuing Employees" shall have the meaning set forth in Section 5.19.

     (rrrrrr) "Set-Off Amounts" shall have the meaning set forth in Section 9.6.

     (ssssss) "Share Transfer Restriction Agreement" shall have the meaning set forth in Section 5.24.

     (tttttt) "Significant Stockholder" shall have the meaning set forth in
          Section 5.24.

     (uuuuuu) "Stockholders" means the Persons who hold of record immediately prior to the Effective Time shares of Company Capital Stock.

     (vvvvvv) "Stockholder Representative" has the meaning set forth in the heading.

     (wwwwww) "Subsidiary" or "Subsidiaries" mean each corporation or other legal entity as to which more than 50% of the outstanding equity securities having ordinary voting rights or power at the time of determination is being made is owned or controlled, directly or indirectly, by the Company.

     (xxxxxx) "Successor Board Nominee" shall have the meaning set forth in
          Section 5.18.

     (yyyyyy) "Surviving Corporation" shall have the meaning set forth in
          Section 1.1.

     (zzzzzz) "Tax" or "Taxes" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, including, without limitation, any penalties for failing to report any "reportable transactions" required by Section 6011 of the Code. The term Tax shall also include any Liability of the Company or the Subsidiaries for the Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign law), as a transferee or successor by contract or otherwise.

     (aaaaaaa) "Tax Return" shall have the meaning set forth in Section 3.27(a).

     (bbbbbbb) "Termination Date" shall mean June 15, 2006.

     (ccccccc) "Third Party Claim" shall have the meaning set forth in Section
          9.4(a).


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     (ddddddd) "Third Party Payors" shall have the meaning set forth in Section
          3.13(a).

     (eeeeeee) "Total Contingent Shares" means 10,000,000 shares of Parent
          Common Stock (with appropriate adjustments thereto and to the formulae set forth in this Agreement in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof).

     (fffffff) "Transfer" shall have the meaning set forth in Section 5.24(a).

     (ggggggg) "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4 of ERISA).

     (hhhhhhh) "Written Consents" shall have the meaning set forth in Section
          5.22.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below,
     (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; provided, however, that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

     If to the Company prior to Closing:

          To: 20412 James Bay Circle
              Lake Forest, CA 92630
              Attn: Walter Cuevas
              Fax: (949) 380-9399

          With a copy to:

              Reed Smith LLP
              1901 Avenue of the Stars, Suite 700
              Los Angeles, CA 90067
              Attn: Michael Sanders, Esq.
              Fax: (310) 734-5299


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     If to the Company after Closing or to Parent or Merger Subsidiary:

          To: ATS Medical, Inc.
              3905 Annapolis Lane #105
              Minneapolis, Minnesota 55447
              Attn: Rick Curtis, Vice President Marketing and Business
                    Development
              Fax: (763) 553-1492

          With a copy to:

              Oppenheimer Wolff & Donnelly LLP
              3300 Plaza VII
              45 South Seventh Street
              Minneapolis, Minnesota 55402
              Attn: Thomas A. Letscher, Esq.
              Fax: (612) 607-7100

     If to the Stockholder Representative:

          To: Boyd D. Cox
              P.O. Box 573
              Fayetteville, Arkansas 72702

     Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.2 Amendments; No Waivers.

     (a) Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.


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12.3 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 12.3 shall survive the termination of this Agreement.

12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party.

12.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

12.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

12.7 Entire Agreement. This Agreement (including the Disclosure Schedule, all exhibits and schedules and all other agreements referred to herein or therein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the Letter of Intent. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

12.9 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

12.10 Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there


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     exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

12.11 Cumulative Remedies. Except as otherwise provided herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.12 Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Parent or Merger Subsidiary or employee or former employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

12.13 Appointment of Stockholder Representative; Enforcement of Rights, Benefits and Remedies.

     (a) By adopting this Agreement, the Stockholders hereby irrevocably constitute and appoint Boyd D. Cox as the Stockholder Representative (the "Stockholder Representative"), and such person whom the Company designates by written notice to Parent at least three (3) days prior to Closing as the alternative Stockholder Representative (the "Alternative Stockholder Representative"), effective as of the Effective Time, for the purpose of performing and consummating the transactions contemplated by this Agreement and the Escrow Agreement. By executing this Agreement, the Stockholder Representative hereby accepts such appointment without compensation for services in this capacity. The appointment of such Stockholder Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and such Stockholder Representative is hereby authorized and directed to perform and consummate all of the transactions contemplated by this Agreement and the Escrow Agreement. Not by way of limiting the authority of the Stockholder Representative, each and all of the Stockholders, by their adoption of this Agreement, for themselves and their respective heirs, executors, administrators, successors and assigns hereby authorize the Stockholder Representative to:

          (i) effect any amendment to this Agreement or the Escrow Agreement which the Stockholder Representative deems necessary or desirable,

          (ii) execute and deliver on their behalf all documents and instruments which may be executed and delivered pursuant to this Agreement or the Escrow Agreement, except that all stock powers and letters of transmittal with respect to the transfer of the Company Common Stock or Company Preferred Stock shall be personally executed by the Stockholders,

          (iii) make and receive notices and other communications pursuant to this Agreement or the Escrow Agreement and service of process in any legal


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               action or other proceeding arising out of or related to this
               Agreement or the Escrow Agreement or any of the transactions hereunder,

          (iv) settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement or the Escrow Agreement or any of the transactions hereunder, including, without limitation, the calculation of the Merger Consideration or the defense, settlement or compromise of any claim, action or proceeding for which Parent or Merger Subsidiary may be entitled to indemnification,

          (v) receive and distribute the Initial Merger Consideration and Milestone Consideration,

          (vi) appoint or provide for successor agents, and

          (vii) pay expenses incurred or which may be incurred by or on behalf of the Stockholders (and to be reimbursed by the Stockholders for their pro rata share of such expenses as and to the extent provided in the Operating Budget) in connection with this Agreement and the Escrow Agreement.

          In the event of the death or disability of the Stockholder Representative, the Alternative Stockholder Representative shall automatically become the Stockholder Representative and, in the event of the death or disability of such person, a majority of the remaining Stockholders shall promptly appoint a replacement. No person serving as the Stockholder Representative under this Agreement shall have any personal liability to any Stockholder or its permitted assigns with respect to any action taken, suffered or omitted by him hereunder as a Stockholder Representative while acting in good faith and in the absence of gross negligence or willful misconduct, and any act done, suffered or omitted pursuant to the advice of counsel shall be deemed hereunder to have been done in good faith, except to the extent that such person may have liability as a Stockholder hereunder. The Stockholders shall severally and not jointly indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without bad faith or gross negligence on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.

     (b) Any claim, action, suit, or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to Stockholders under this Agreement or the Escrow Agreement shall be asserted, brought, prosecuted or maintained only by the Stockholder Representative. With respect to any matter contemplated by this
          Section 12.13, the Stockholders shall be bound by any determination in favor of or against the Stockholder Representative or the terms of any settlement or release to which the Stockholder Representative shall become a party.

     (c) Any notice given the Stockholder Representative will constitute notice to each and all of the Stockholders at the time the notice is given to the Stockholder


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          Representative. Any action taken by, or instruction received from, the
          Stockholder Representative will be deemed to be action be, or notice or instruction from, each and all of the Stockholders. Parent may, and the Escrow Agent will, disregard any notice or instruction received directly from any of the Stockholders other than the Stockholder Representative.

     (d) At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Shares can remove and replace the Stockholder Representative by sending notice and a copy of the written consent appointing such new individual or individuals signed by holders of a majority in interest of the Escrow Shares to Parent and the Escrow Agent.

                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:                                 ATS MEDICAL, INC.


                                        By: /s/ Michael D. Dale
                                            ------------------------------------
                                            Michael D. Dale
                                            President and Chief
                                            Executive Officer


MERGER SUBSIDIARY:                      SEABISCUIT ACQUISITION CORP.


                                        By: /s/ Michael D. Dale
                                            ------------------------------------
                                            Michael D. Dale
                                            Chief Executive Officer


COMPANY:                                3F THERAPEUTICS, INC.


                                        By: /s/ Walter A. Cuevas
                                            ------------------------------------
                                            Walter A. Cuevas
                                            President and Chief
                                            Executive Officer


STOCKHOLDER REPRESENTATIVE:             /s/ Boyd D. Cox
                                        ----------------------------------------
                                        Boyd D. Cox

                                 SIGNATURE PAGE
                          AGREEMENT AND PLAN OF MERGER

                                  EXHIBIT INDEX

EXHIBIT A Form of Letter of Resignation and Release of Claims

EXHIBIT B Operating Budget

                                    SCHEDULE

SCHEDULE 1.7 List of Officers and Directors of the Surviving Corporation